EXHIBIT 10.1
SECOND AMENDED AND RESTATED
CREDIT AGREEMENT
among
DOLAN MEDIA COMPANY,
DOLAN FINANCE COMPANY,
DOLAN PUBLISHING COMPANY,
DOLAN PUBLISHING FINANCE COMPANY,
CLEO COMPANY,
LONG ISLAND BUSINESS NEWS, INC.,
DAILY JOURNAL OF COMMERCE, INC.,
LAWYER’S WEEKLY, INC.,
LEGAL LEDGER, INC.,
THE JOURNAL RECORD PUBLISHING CO.,
DAILY REPORTER PUBLISHING COMPANY,
NEW ORLEANS PUBLISHING GROUP, INC.,
NOPG, L.L.C.,
WISCONSIN PUBLISHING COMPANY,
LEGAL COM OF DELAWARE, INC.,
MISSOURI LAWYERS MEDIA, INC.,
THE DAILY RECORD COMPANY,
IDAHO BUSINESS REVIEW, INC.,
FINANCE AND COMMERCE, INC.,
COUNSEL PRESS, LLC,
ARIZONA NEWS SERVICE, LLC,
DOLAN DLN, LLC,
DOLAN APC LLC, and
AMERICAN PROCESSING COMPANY, LLC,
as Borrowers,
THE BANKS FROM TIME TO TIME PARTY HERETO,
LASALLE BANK NATIONAL ASSOCIATION,
one of the Banks, as Syndication Agent,
ASSOCIATED BANK NATIONAL ASSOCIATION and BANK OF THE WEST,
each one of the Banks, as Co-Documentation Agents,
and
U.S. BANK NATIONAL ASSOCIATION,
one of the Banks, LC Bank and Lead Arranger, as agent for the Banks
Dated as of August 8, 2007

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Schedules
Schedule 1.1	Subordinated Debt
Schedule 4.6	Litigation
Schedule 4.7	Environmental Matters
Schedule 4.16	Retirement Benefits
Schedule 4.18	Subsidiaries
Schedule 6.8	Affiliate Transactions
Schedule 6.12	Existing Investments
Schedule 6.13	Existing Indebtedness
Schedule 6.14	Existing Liens
Schedule 6.15	Contingent Obligations

Exhibits
Exhibit A	Form of Revolving Note
Exhibit B	Form of Term Note
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Collateral Assignment (Trademarks)
Exhibit F	Form of Pledge Agreement
Exhibit G	Form of Security Agreement

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of August 8, 2007, is by and among DOLAN MEDIA COMPANY, a Delaware corporation, DOLAN FINANCE COMPANY, a Minnesota corporation, DOLAN PUBLISHING COMPANY, a Delaware corporation, DOLAN PUBLISHING FINANCE COMPANY, a Minnesota corporation, CLEO COMPANY, a Delaware corporation, LONG ISLAND BUSINESS NEWS, INC., a New York corporation, DAILY JOURNAL OF COMMERCE, INC., a Delaware corporation, LAWYER’S WEEKLY, INC., a Delaware corporation, LEGAL LEDGER, INC., a Minnesota corporation, THE JOURNAL RECORD PUBLISHING CO., a Delaware corporation, DAILY REPORTER PUBLISHING COMPANY, a Delaware corporation, NEW ORLEANS PUBLISHING GROUP, INC., a Louisiana corporation, NOPG, L.L.C., a Louisiana limited liability company, WISCONSIN PUBLISHING COMPANY, a Minnesota corporation, LEGAL COM OF DELAWARE, INC., a Delaware corporation, MISSOURI LAWYERS MEDIA, INC., a Missouri corporation, THE DAILY RECORD COMPANY, a Maryland corporation, IDAHO BUSINESS REVIEW, INC., an Idaho corporation, FINANCE AND COMMERCE, INC., a Minnesota corporation, COUNSEL PRESS, LLC, a Delaware limited liability company, ARIZONA NEWS SERVICE, LLC, a Delaware limited liability company, DOLAN DLN LLC, a Delaware limited liability company, DOLAN APC LLC, a Delaware limited liability company, and AMERICAN PROCESSING COMPANY, LLC, a Michigan limited liability company (individually, a “Borrower” and, collectively, the “Borrowers”), the banks from time to time party hereto (individually, a “Bank” and, collectively, the “Banks”), LASALLE BANK NATIONAL ASSOCIATION, as Syndication Agent, ASSOCIATED BANK NATIONAL ASSOCIATION, as Co-Documentation Agent, BANK OF THE WEST, as Co-Documentation Agent, and U.S. BANK NATIONAL ASSOCIATION, a national banking association, one of the Banks, LC Bank and Lead Arranger, as agent for the Banks (in such capacity, the “Agent”).
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     Section 1.1 Defined Terms. As used in this Agreement the following terms shall have the following respective meanings (and such meanings shall be equally applicable to both the singular and plural form of the terms defined, as the context may require):
     “Acquisition”: Any transaction or series of transactions by which a Borrower acquires, either directly or through an Affiliate or otherwise, (a) any or all of the stock or other securities of any class of any Person or (b) a substantial portion of the assets, or a division, line of business or publication of any Person.
     “Acquisition Services Agreements”: Agreements for payment for consulting services and non-competition agreements or other similar agreements entered into by any of the Borrowers in connection with any Permitted Acquisition.
     “Adjusted EBITDA”: For any Person for any period of calculation, the consolidated net income, excluding interest income, of such Person before provision for income taxes and interest expense (including imputed interest expense on Capitalized

Leases), but including any minority interest in the net income of Subsidiaries, all as determined in accordance with GAAP, excluding therefrom (to the extent included): (a) depreciation, amortization and goodwill impairment expense; (b) non-operating gains (including extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; (c) similar non-operating losses during such period; (d) cash distributions paid with respect to minority interests in Subsidiaries; (e) share-based compensation and other non-cash compensation expense; and (f) other non-cash charges acceptable to the Majority Banks.
     “Adjusted LIBO Rate”: With respect to each Interest Period applicable to a LIBOR Rate Advance, the rate (rounded upward, if necessary, to the next one hundredth of one percent) determined by dividing the LIBO Rate for such Interest Period by 1.00 minus the LIBOR Reserve Percentage.
     “Advance”: Any portion of the outstanding Revolving Loans or Term Loan by a Bank as to which one of the available interest rate options and, if pertinent, an Interest Period, is applicable. An Advance may be a LIBOR Advance or a Prime Rate Advance.
     “Affected Bank”: As defined in Section 2.29.
     “Affiliate”: When used with reference to any Person, (a) each Person that, directly or indirectly, controls, is controlled by or is under common control with, the Person referred to, (b) each Person which beneficially owns or holds, directly or indirectly, ten percent (10%) or more of any class of voting Equity Interests of the Person referred to, (c) each Person, ten percent (10%) or more of the voting Equity Interests (or if such Person is not a corporation, five percent or more of the equity interest) of which is beneficially owned or held, directly or indirectly, by the Person referred to, and (d) each of such Person’s officers, directors, and general partners. The term control (including the terms “controlled by” and “under common control with”) means the possession, directly, of the power to direct or cause the direction of the management and policies of the Person in question.
     “Affirmation of Security Documents”: The Affirmation of Security Documents dated as of the Closing Date by the Borrowers in favor of the Agent.
     “Agent”: As defined in the opening paragraph hereof.
     “Aggregate Converted Amounts”: As of any date, the aggregate original principal amount of all Incremental Term Loans.
     “Aggregate Incremental Term Loan Commitment Amount”: As of any date, the Aggregate Revolving Commitment Amounts less the Total Revolving Outstandings.
     “Aggregate Revolving Commitment Amounts”: As of any date, the sum of the Revolving Commitment Amounts of all the Banks, which, in any event, shall not exceed $150,000,000 less the Aggregate Converted Amounts.

     “APC”: American Processing Company, LLC, a Michigan limited liability company.
     “APC Acquisition”: The acquisition by Dolan Media, either directly or indirectly through one or more Subsidiaries, in March, 2006, of approximately 81% of the Equity Interests of APC.
     “APC LLC Agreement”: The Amended and Restated Operating Agreement of American Processing Company, LLC dated as of March 14, 2006, as amended, by and among APC, Dolan APC LLC and Trott & Trott, Professional Corporation
     “APC Ownership Percentage”: As of any date of determination, the percentage ownership interest that Dolan APC LLC maintains in APC.
     “APC Side Letter”: The letter agreement dated as of March 14, 2006, as amended and restated as of January 9, 2007, by and between the Agent and the members of APC.
     “Applicable Lending Office”: For each Bank and for each type of Advance, the office of such Bank identified as such Bank’s Applicable Lending Office on the signature pages hereof or such other domestic or foreign office of such Bank (or of an Affiliate of such Bank) as such Bank may specify from time to time, by notice given pursuant to Section 9.4, to the Agent and the Borrowers as the office by which its Advances of such type are to be made and maintained.
     “Applicable Margin”: Subject to the last sentence of this definition, with respect to the period beginning one day after the compliance certificate required by Section 5.1(d) with respect to a fiscal quarter is required to be delivered and ending on the date one day after the date such compliance certificate for the next fiscal quarter is required to be delivered, the percentage specified as applicable to Prime Rate Advances or LIBOR Advances, based on the Senior Leverage Ratio calculated as of the end of the fiscal quarter for which such compliance certificate was delivered:

	LIBO	Prime
	Rate	Rate
Senior Leverage Ratio	Advances	Advances
Less than 2.00:1.00	1.50%	0.00%

Equal to or greater than 2.00:1.00 but less than 2.75:1.00	1.75%	0.00%

Equal to or greater than 2.75:1.00 but less than 3.50:1.00	2.00%	0.00%

Equal to or greater than 3.50:1.00	2.50%	0.50%

For any period beginning one day after the compliance certificate required by Section 5.1(e) with respect to a fiscal quarter is required to be but is not delivered and ending on the date one day after the date such compliance certificate is delivered, the Applicable Margin shall be as specified for a Senior Leverage Ratio equal to or greater than 3.50 to 1.00; provided, however, that until November 15, 2007 the Applicable Margin shall be based on the Senior Leverage Ratio calculated as of the Closing Date and reflected in the compliance certificate delivered pursuant to Section 3.1(a)(viii).
     “Availability”: On any date of determination, the sum of (a) the Aggregate Revolving Commitment Amounts less (b) Total Revolving Outstandings.
     “Bank”: As defined in the opening paragraph hereof.
     “Board”: The Board of Governors of the Federal Reserve System or any successor thereto.
     “Borrowers”: As defined in the opening paragraph hereof.
     “Borrowers’ Agent”: Dolan Media.
     “Borrower Loan Documents”: The Loan Documents executed, or to be executed, by any Borrower, or pursuant to which such Borrower is bound.
     “BSA”: As defined in Section 5.8.
     “Business Day”: Any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which banks are permitted to be open in Minneapolis, Minnesota.
     “Capital Expenditures”: For any period, the sum of all amounts that would, in accordance with GAAP, be included as additions to property, plant and equipment on a consolidated statement of cash flows for the Borrowers during such period, in respect of (a) the acquisition, construction, improvement, replacement or betterment of land, buildings, machinery, equipment or of any other fixed assets or leaseholds, (b) to the extent related to and not included in (a) above, materials, contracts and labor (excluding expenditures properly chargeable to repairs or maintenance in accordance with GAAP), and (c) other expenditures recorded as capital expenditures in accordance with GAAP, plus expenditures for software that are capitalized on the Borrowers’ balance sheet.
     “Capital Expenditure Financing”: Indebtedness incurred to finance Capital Expenditures and secured solely by Liens on the property acquired, provided that the amount of any such Indebtedness shall not exceed the purchase price of the property acquired therewith.
     “Capitalized Lease”: A lease of (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

     “Capitalized Lease Obligations”: As to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including such Statement No. 13).
     “Change of Control”: The occurrence, after the Closing Date, of any of the following circumstances: (a) any Person or two or more Persons (other than Dolan Media, a Borrower that is a wholly-owned Subsidiary or a Person that owned a direct Equity Interest of Dolan Media or such Person’s Affiliate as of the Closing Date) acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Equity Interests of any Borrower representing 30% or more of the combined voting power of all Equity Interests of such Borrower entitled to vote in the election of directors; or (b) during any period of up to twelve (12) consecutive months, whether commencing before or after the Closing Date, individuals who at the beginning of such twelve-month period were directors of any Borrower (the “Initial Directors”) ceasing for any reason to constitute a majority of the Board of Directors of any Borrower (other than (i) by reason of death, disability or scheduled retirement and excluding (A) the replacement of individuals by a Person who owns an Equity Interest in a Borrower as of the Closing Date with another individual designated by such Person and (B) any replacement director that was chosen by, nominated for election by, or elected with the approval of, a majority of the Initial Directors or (ii) in connection with the Permitted IPO in the manner described in the Dolan Media Registration Statement, it being agreed to and understood that all replacement directors described in this parenthetical shall be deemed to constitute Initial Directors).
     “Charges”: As defined in Section 9.19.
     “Closing Date”: August 8, 2007.
     “Code”: The Internal Revenue Code of 1986, as amended.
     “Collateral Assignment (Trademarks)”: The (i) Existing Collateral Assignments (Trademarks) and (ii) each other Collateral Assignment (Trademarks) executed by a Borrower in substantially the form of Exhibit E hereto.
     “Collateral Assignments of Undertakings”: Each Collateral Assignment of Undertakings executed by a Borrower in favor of the Agent in connection with a Permitted Acquisition.
     “Commitments”: The Revolving Commitments, the Term Loan Commitments and the Incremental Term Loan Commitments.

     “Consent Agreement”: The Consent Agreement dated as of August 31, 2006, by and among the Borrowers, Borrowers’ Agent, the Banks and Agent, relating to the F&H Acquisition, the Sunwell Acquisition and the Tremain Acquisition.
     “Contingent Obligation”: With respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise: (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefore, (b) to purchase property, securities, Equity Interests or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include endorsements for collection or deposit, in each case in the ordinary course of business.
     “Conversion Date”: The earlier of the date specified in a notice given by the Borrowers’ Agent to the Agent pursuant to Section 2.13(c)(ii) and the date that is thirty (30) Business Days from any date on which the aggregate unpaid principal balance of the Revolving Loans exceeds $25,000,000.
     “Converted Amount”: With respect to any Conversion Date, the amount specified in a notice delivered by the Borrowers’ Agent to the Agent pursuant to Section 2.13(c)(ii) or, if such notice is not given within the prescribed 30-Business Day period, an amount equal to the greater of the aggregate unpaid principal balance of the Revolving Loans as of such Conversion Date and $25,000,000 plus integral multiples of $1,000,000 in excess thereof, not to exceed the aggregate unpaid principal balance of the Revolving Loans as of such Conversion Date.
     “Current Liabilities”: As of any date, the consolidated current liabilities of the Borrowers, determined in accordance with GAAP.
     “Default”: Any event which, with the giving of notice (whether such notice is required under Section 7.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.
     “Defaulting Bank”: At any time, any Bank that, at such time (a) has failed to make a Revolving Loan or its Term Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any other Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent by the Agent in its commercially reasonable discretion or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.
     “Dolan Finance”: Dolan Finance Company, a Minnesota corporation.
     “Dolan Media”: Dolan Media Company, a Delaware corporation.
     “Dolan Media Registration Statement”: The Form S-1 Registration Statement in respect of Dolan Media filed April 26, 2007 with the Securities and Exchange Commission, as amended.
     “Eligible Assignee”: A lender that is not (i) a natural person, (ii) a Borrower or (iii) an Affiliate or Subsidiary of a Borrower and for which any consents required pursuant to Section 9.5(c) have been obtained.
     “Equity Interests”: All shares, interests, participation or other ownership interests, however designated, of or in a corporation, limited liability company or other entity, whether or not voting, including common stock, member interests, warrants, preferred stock, convertible debentures, and all agreements, instruments and documents convertible, in whole or in part, into any one or more or all of the foregoing.
     “ERISA”: The Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate”: Any trade or business (whether or not incorporated) that is a member of a group of which a Borrower is a member and which is treated as a single employer under Section 414 of the Code.
     “Event of Default”: Any event described in Section 7.1.
     “Excluded Equity Issuance”: The issuance of Equity Interests by any Borrower or any Subsidiary of a Borrower (a) in connection with the Permitted IPO, (b) in connection with a Permitted Acquisition, (c) to an officer, director, consultant or employee of a Borrower or any Subsidiary of a Borrower, and (d) by any Borrower to any other Borrower, to the extent such issuance constitutes an Investment permitted hereunder.
     “Existing Collateral Assignments (Trademarks)”: Collectively, (i) the Collateral Assignment (Trademarks) dated as of September 1, 2004 by Dolan Media in favor of the Agent, as amended, (ii) the Collateral Assignment (Trademarks) dated as of September 1, 2004 by Finance and Commerce, Inc. in favor of the Agent, and (iii) the Collateral Assignment (Trademarks) dated as of September 1, 2004 by Long Island Business News, Inc. (formerly known as Long Island Commercial Review, Inc.), in favor of the Agent.
     “Existing Credit Agreement”: The Amended and Restated Credit Agreement dated as of March 14, 2006, as amended by the First Amendment to Amended and Restated Credit Agreement dated as of August 31, 2006, and the Second Amendment to Amended and Restated Credit Agreement dated as of March 27, 2007, by and among the Borrowers (as original parties thereto or as parties thereto by joinder), U.S. Bank National Association, as Agent, and the banks from time to time party thereto.

     “Existing Pledge Agreements”: Collectively, (i) the Pledge Agreement dated as of August 31, 2004 by Dolan Media in favor of the Agent, (ii) the Pledge Agreement dated as of August 31, 2004 by Dolan Publishing Company in favor of the Agent, (iii) the Pledge Agreement dated as of August 31, 2004 by New Orleans Publishing Group, Inc. in favor of the Agent, (iv) the Pledge Agreement dated as of August 31, 2004 by Legal Com of Delaware, Inc. in favor of the Agent, (v) the Pledge Agreement dated as of August 31, 2004 by The Daily Record Company in favor of the Agent, (vi) the Pledge Agreement dated as of November 30, 2005 by Dolan DLN LLC in favor of the Agent and (vii) the Pledge Agreement dated as of March 14, 2006 by Dolan APC LLC in favor of the Agent.
     “Existing Security Agreements”: Collectively, (i) the Security Agreement dated as of August 31, 2004 by the Borrowers other than American Processing Company, LLC (as original parties thereto or as parties thereto by joinder) in favor of the Agent, as amended, and (ii) the Security Agreement dated as of March 14, 2006 by American Processing Company, LLC, in favor of the Agent.
     “Existing Security Documents”: The Existing Collateral Assignments (Trademarks), the Existing Pledge Agreements and the Existing Security Agreements.
     “F&H”: Feiwell & Hannoy, Professional Corporation.
     “F&H Acquisition”: The acquisition by APC in January, 2007, of the assets comprising the default mortgage business of F&H, as more particularly defined in Section 1 of Annex A to the Consent Agreement.
     “F&H Guaranty”: The guaranty by Dolan Media in favor of F&H in respect of the F&H Note.
     “F&H Loan”: An unsecured $13,000,000 loan from Dolan Finance to APC, the proceeds of which were used to consummate the F&H Acquisition, and which loan is repaid in fixed monthly installments of $270,833 and bears interest at the Prime Rate plus two percent (2%), which interest is paid monthly.
     “F&H Note”: An unsecured $3,500,000 promissory note by APC in favor of F&H issued in connection with the F&H Acquisition, which note is payable in two annual installments.
     “F&H Note Loans”: The unsecured loans of $3,500,000 in the aggregate from Dolan Finance to APC, the proceeds of which are used to repay the F&H Note, which loans shall be repaid in fixed monthly installments of $73,000 and will bear interest at the Prime Rate plus two percent (2%), which interest is payable monthly.
     “Federal Funds Rate”: For any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions, with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter”: As defined in Section 2.15.
     “Fixed Charge Coverage Ratio”: For any period of determination, the ratio of
     (a) Adjusted EBITDA, minus income taxes paid in cash, minus Net Capital Expenditures paid in cash, minus Restricted Payments paid in cash (other than Restricted Payments from one Borrower to another Borrower), to
     (b) Net Interest Expense, plus all scheduled principal payments in respect of the Term Loans, plus all other principal payments required with respect to Total Liabilities bearing interest (whether actual or imputed) excluding principal payments made under Section 2.6(a), 2.6(c) or 2.6(d), plus all payments made pursuant to Acquisition Services Agreements, in each case determined for the four consecutive fiscal quarters of the Borrowers ending on or most recently ended before such date on a consolidated basis in accordance with GAAP.
     “GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.
     “Holding Account”: A deposit account belonging to the Agent for the benefit of the Banks into which the Borrowers may be required to make deposits pursuant to the provisions of this Agreement, such account to be under the sole dominion and control of the Agent and not subject to withdrawal by the Borrowers, with any amounts therein to be held for application toward payment of any outstanding Letters of Credit when drawn upon or applied as specified in Section 2.11, as the case may be.
     “Immediately Available Funds”: Funds with good value on the day and in the city in which payment is received.
     “Increase Effective Date”: As defined in Section 2.13(b)(iv).
     “Increase Joinder”: As defined in Section 2.13(b)(iii).
     “Incremental Term Loan”: As defined in Section 2.13(c)(i).

     “Incremental Term Loan Amortization Schedule”: With respect to each Incremental Term Loan, the quarterly principal payments in the amounts set forth below with respect to such Incremental Term Loan, payable on the last day of each fiscal quarter, commencing with the first quarter end following the Conversion Date; provided, however, that if the first quarter end is less than forty-five (45) days from the Conversion Date, such payments shall commence the second quarter end following the Conversion Date for such Incremental Term Loan:

Payment as % of
Quarter Following Conversion Date	Converted Amount
1	1.250%
2	1.250%
3	1.250%
4	1.250%
5	1.750%
6	1.750%
7	1.750%
8	1.750%
9	2.250%
10	2.250%
11	2.250%
12	2.250%
13	3.000%
14	3.000%
15	3.000%
16	3.000%
17	4.250%
18	4.250%
19	4.250%
20	4.250%
21	5.500%
22	5.500%
23	5.500%
24	5.500%
25	7.000%
26	7.000%
27	7.000%
28	7.000%
Term Loan Termination Date	Remaining Balance
     “Incremental Term Loan Commitment”: With respect to each Bank, the obligation of such Bank to make Incremental Term Loans to the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon and subject to the terms of the Agreement.
     “Indebtedness”: With respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money (including non-recourse obligations), (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate swap agreements, cap or collar agreements, interest rate futures or option contracts, currency swap agreements, currency futures or option agreements and other similar contracts, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is personally liable, (k) all obligations of such Person under any Acquisition Services Agreement, and (l) all Contingent Obligations of such Person for which such Person would reserve in accordance with GAAP; provided, however, that (x) for purposes of determining the Senior Leverage Ratio, obligations set forth in (h) and (j) shall not be included in the calculation of Indebtedness and (y) for purposes of this Agreement, the Preferred Stock shall not be considered Indebtedness.
     “Indemnitee”: As defined in Section 9.11.
     “Interest Period”: With respect to each LIBOR Advance, the period commencing on the date of such Advance or on the last day of the immediately preceding Interest Period, if any, applicable to an outstanding Advance and ending one, two, three, six or twelve months thereafter, as the Borrowers may elect in the applicable notice of borrowing, continuation or conversion; provided that:
     (1) Any Interest Period that would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day;
     (2) Any Interest Period that begins on the last LIBOR Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of a calendar month; and
     (3) Any Interest Period applicable to an Advance on a Revolving Loan that would otherwise end after the Revolving Loan Termination Date shall end on the Revolving Loan Termination Date, and any Interest Period applicable to an Advance on a Term Loan that would otherwise end after the scheduled maturity of such Term Loan shall end on such maturity.
Interest Periods shall be selected so that the installment payments on the Term Notes can be paid without having to pay a LIBOR Advance prior to the last day of the Interest Period applicable thereto.
For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.
     “Investment”: The acquisition, purchase, making or holding of any Equity Interests or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase Equity Interests, securities or other debt of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof and the formation of, or entry into, any partnership as a limited or general partner or the entry into any joint venture. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “LC Bank”: USBNA, in its capacity as the issuer of Letters of Credit, or, from time to time, such successor Bank approved by the Agent that issues the Letters of Credit, in its capacity as such issuer.
     “Letter of Credit”: An irrevocable letter of credit issued by the LC Bank pursuant to this Agreement for the account of a Borrower.
     “Letter of Credit Fee”: As defined in Section 2.17.
     “LIBO Rate”: With respect to each Interest Period applicable to a LIBOR Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on Reuters Screen LIBOR01 Page or any successor thereto as of 11:00 A.M., London time (or such other time as of which such rate appears) two LIBOR Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose; provided, that if the Reuters Screen LIBOR01

Page is not published at the time and no such published service is then available, in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank LIBOR market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%).
     “LIBOR Advance”: An Advance with respect to which the interest rate is determined by reference to the Adjusted LIBO Rate.
     “LIBOR Business Day”: A Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank market and a day on which banks are open for business in New York City.
     “LIBOR Reserve Percentage”: As of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board. The rate of interest applicable to any outstanding LIBOR Advances shall be adjusted automatically on and as of the effective date of any change in the LIBOR Reserve Percentage.
     “Lien”: With respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.
     “Loan”: A Revolving Loan, a Term Loan or an Incremental Term Loan.
     “Loan Documents”: This Agreement, the Notes, the Security Documents, the Fee Letter, the Consent Agreement, and any other loan, security agreement, letter agreement or similar document entered into by the Agent or any Bank and any Borrower, or made by any Borrower in favor of the Agent or any Bank, in connection with the transactions contemplated by the Loan Documents, in each case as amended, modified or supplemented from time to time.
     “Majority Banks”: At any time, Banks other than Defaulting Banks whose Total Percentages aggregate at least 51% (with Total Percentages being computed without reference to the Revolving Commitment Amounts or Loans of Defaulting Banks); provided, however, that at any time when there are only two Banks, Majority Banks shall mean both Banks.
     “Material Adverse Occurrence”: Any occurrence of whatsoever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding) which could reasonably be expected to materially and adversely affect (a) the financial condition or operations of the Borrowers taken as a whole, (b) impair the ability of the Borrowers (taken as a whole) to perform their obligations under any Loan Document, or any writing executed pursuant thereto, (c) the validity or enforceability of the material obligations of any Borrower under any Loan Document, (d) the rights and remedies of the Banks and the Agent against any Borrower, (e) the timely payment of the principal of and interest on the Loans or other amounts payable by the Borrowers hereunder, or (f) the validity of the joint and several nature of the obligations of the Borrowers with respect to all of the Obligations.
     “Material Borrower”: (a) Dolan Media, (b) APC, (c) Counsel Press, LLC, a Delaware limited liability company, and (d) any other Borrower that generates or owns ten percent (10%) or more of the total revenues and/or assets of the Business Information Division and/or Professional Services Division, of Dolan Media, as determined by reference to the most recent report on Form 10-Q or Form 10-K, as the case may be, with respect to the Borrowers filed with the Securities and Exchange Commission, for the year to date or twelve month period, as applicable, covered thereby.
     “Maximum Rate”: As defined in Section 9.19.
     “MBJ Acquisition”: The acquisition by New Orleans Publishing Group, Inc., in March, 2007, of the assets of Venture Publications, Inc. (including the Mississippi Business Journal).
     “Multiemployer Plan”: A multiemployer plan, as such term is defined in Section 4001 (a) (3) of ERISA, which is maintained (on the Closing Date, within the five years preceding the Closing Date, or at any time after the Closing Date) for employees of a Borrower or any ERISA Affiliate.
     “Net Capital Expenditures”: Actual Capital Expenditures less Capital Expenditure Financing.
     “Net Interest Expense”: For any period of determination, the aggregate consolidated amount, without duplication, of (i) interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Borrowers, including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under interest rate protection agreements, in each case determined in accordance with GAAP, but excluding, in any event, (X) interest on Indebtedness of the Borrowers (other than Indebtedness under this Agreement) that is accrued and not paid in cash, (Y) amortized deferred financing costs that are not paid in cash and (Z) other non-cash payments of interest less (ii) interest income of the Borrowers (but in no event less than zero).
     “Non-U.S. Bank”: As defined in Section 2.28(f).
     “Note”: A Term Note or a Revolving Note.

     “Obligations”: The Borrowers’ obligations in respect of the due and punctual payment of principal and interest on the Notes and Unpaid Drawings when and as due, whether by acceleration or otherwise and all fees (including Revolving Commitment Fees), expenses, indemnities, reimbursements and other obligations of the Borrowers under this Agreement or any other Borrower Loan Document, and the Rate Protection Obligations, in all cases whether now existing or hereafter arising or incurred.
     “OFAC”: As defined in Section 5.8.
     “Other Taxes”: As defined in Section 2.28(b).
     “Participants”: As defined in Section 9.5(b).
     “PBGC”: The Pension Benefit Guaranty Corporation, established pursuant to Subtitle A of Title IV of ERISA, and any successor thereto or to the functions thereof.
     “Permitted Acquisitions”: (i) Any Acquisition by the Borrowers where (a) the business or division acquired is substantially similar or materially related to, or the Person acquired is engaged in a business or businesses substantially similar or materially related to, any of the businesses engaged in by the Borrowers on the Closing Date, (b) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (c) the Borrowers have Availability of not less than $10,000,000 after making such Acquisition, (d) the total consideration to be paid by the Borrowers in connection with such Acquisition does not exceed $25,000,000 for any one such Acquisition, or $50,000,000 in the aggregate in any fiscal year of the Borrowers, (e) immediately after giving effect to such Acquisition, the Borrowers are in pro forma compliance with all the financial ratios and restrictions set forth in Sections 6.17 and 6.18, (f) the Senior Leverage Ratio, both on a pro forma basis reflecting consummation of the Acquisition under consideration and as of the last day of the fiscal quarter ending immediately prior to the consummation of such Acquisition, is less than the maximum allowed Senior Leverage Ratio less 0.25, (g) in the case of the Acquisition of any Person, the Board of Directors of such Person has approved such Acquisition, (h) reasonably prior to such Acquisition, the Agent shall have received drafts of each material document, instrument and agreement to be executed in connection with such Acquisition together with all lien search reports and lien release letters and other documents as the Agent may reasonably require to evidence the termination of Liens on the assets or business to be acquired upon consummation thereof, (i) not less than ten Business Days prior to such Acquisition, the Agent shall have received an acquisition summary with respect to the Person and/or business or division to be acquired, such summary to include a reasonably detailed description thereof (including financial information) and operating results (including financial statements for the most recent 12 month period for which they are available and as otherwise available), the material terms and conditions, including material economic terms, of the proposed Acquisition, and the calculation of Pro Forma EBITDA relating thereto, (j) consents shall have been obtained in favor of the Agent and the Banks to the collateral assignment of rights and indemnities under the related acquisition documents and (if delivered to the Borrowers) opinions of counsel for the selling party in favor of the Agent and the Banks shall have been delivered, and (k) the provisions of Section 6.5 have been satisfied; (ii) any Acquisition by the Borrowers that does not satisfy all of the conditions described in subclauses (a) through (k) of clause (i) of the definition of Permitted Acquisitions but does satisfy the conditions described in subclauses (b), (c), (e), (g), (h) and (k) of clause (i) of the definition of Permitted Acquisitions and the total consideration to be paid by the Borrowers in connection with such Acquisition does not exceed $2,500,000 for any one Acquisition or $5,000,000 in the aggregate in any fiscal year; or (iii) any other Acquisition consented to in writing by the Majority Banks. For purposes of the foregoing, “total consideration” shall mean, without duplication, cash or other consideration paid, the fair market value of property or stock exchanged (or the face amount, if preferred stock) other than common stock of the Borrowers’ Agent, the total amount of any deferred payments or purchase money debt, all Seller Indebtedness, and the total amount of any Indebtedness assumed or undertaken in such transactions.
     “Permitted IPO”: The initial public offering of common stock issued by Dolan Media consummated prior to the Closing Date pursuant to the Dolan Media Registration Statement, so long as the net cash proceeds received by the Borrowers from such offering (after the payment of transaction fees and expenses incurred in connection with such issuance, including underwriting fees and expenses and reasonable attorneys’ fees and expenses, but before the redemption of preferred stock in, or repayment of existing indebtedness by, the Borrowers) is not less than $125,000,000.
     “Person”: Any natural person, corporation, partnership, limited partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.
     “Plan”: Each employee benefit plan (whether in existence on the Closing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of a Borrower or of any ERISA Affiliate.
     “Pledge Agreements”: Collectively, (i) the Existing Pledge Agreements, (ii) a Pledge Agreement of a Borrower in the form of Exhibit F hereto, and (iii) any other agreement pursuant to which a Borrower grants a first priority security interest to the Agent, for the benefit of the Banks, in the Equity Interests of any Subsidiary.
     “Preferred Stock”: The Series A Non-Convertible Preferred Stock, par value $0.001 per share, the Series B Preferred Stock, par value $0.001 per share, and the Series C Participating Convertible Preferred Stock, par value $0.001 per share, in each case of Dolan Media.
     “Prime Rate”: The greater of (a) rate of interest from time to time publicly announced by the Agent as its “prime rate” and (b) the Federal Funds Rate plus 0.50%. The Agent may lend to its customers at rates that are at, above or below the Prime Rate. For purposes of determining any interest rate hereunder or under any other Loan Document which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

     “Prime Rate Advance”: An Advance with respect to which the interest rate is determined by reference to the Prime Rate.
     “Pro Forma EBITDA”: For any period of calculation, Adjusted EBITDA of the Borrowers plus, if the Borrowers have acquired the stock or assets of another Person in a Permitted Acquisition during such period, a fraction (the numerator of which is the number of days in such period occurring before the closing of such Permitted Acquisition and the denominator of which is 365) multiplied by the sum of (i) Adjusted EBITDA of such Person for the four fiscal quarters or twelve months ended most recently before the date the Permitted Acquisition closes, based on financial information that the Borrowers and the Agent or, with respect to a Permitted Acquisition described in clause (iii) of the definition thereof, the Majority Banks, reasonably deem reliable, plus (ii) an amount reasonably estimated by the Borrowers as the annualized expense reduction applicable to such Person in connection with such Permitted Acquisition, based on an equivalent amount of business activity, which estimate shall be subject to reasonable review and approval of the Agent or, with respect to a Permitted Acquisition described in clause (iii) of the definition thereof, the Majority Banks (all without duplication); provided that (a) the sum of clauses (i) and (ii) above with respect to the Sunwell Acquisition shall be deemed to be $525,000, (b) the sum of clauses (i) and (ii) above with respect to the Tremain Acquisition shall be deemed to be equal to $1,000,000 multiplied by the APC Ownership Percentage, (c) the sum of clauses (i) and (ii) above with respect to the F&H Acquisition shall be deemed to be equal to $3,250,000 multiplied by the APC Ownership Percentage, (d) the sum of clauses (i) and (ii) above with respect to the Watchman Acquisition shall be deemed to be $400,000, (e) the sum of clauses (i) and (ii) above with respect to the Reporter Acquisition shall be deemed to be $500,000, (f) the sum of clauses (i) and (ii) above with respect to the THB Acquisition shall be deemed to be $125,000, and (g) the sum of clauses (i) and (ii) above with respect to the MBJ Acquisition shall be deemed to be $282,000.
     “Prohibited Transaction”: The respective meanings assigned to such term in Section 4975 of the Code and Section 406 of ERISA.
     “Rate Protection Agreement”: Any interest rate swap, cap or option agreement, or any other agreement pursuant to which any Borrower hedges interest rate risk with respect to a portion of the Obligations, entered into by any Borrower with a Rate Protection Provider.
     “Rate Protection Obligations”: The liabilities, indebtedness and obligations of any Borrower, if any, to any Rate Protection Provider under a Rate Protection Agreement.
     “Rate Protection Provider”: Any Bank, or any Affiliate of any Bank, that is the counterparty of any Borrower under any Rate Protection Agreement.
     “Regulatory Change”: Any change after the Closing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including any Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Replacement Bank”: As defined in Section 2.29.
     “Reportable Event”: A reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any waiver in accordance with Section 412(d) of the Code.
     “Reporter Acquisitions”: The acquisition by Counsel Press, LLC in October, 2006, of the assets of the Reporter Company Printers and Publishers, Inc.
     “Restricted Payments”: With respect to any Borrower, collectively, (a) all dividends or other distributions of any nature (cash, Equity Interests other than common stock of such Borrower, assets or otherwise), and all payments on any class of Equity Interests (including warrants, options or rights therefore) issued by such Borrower, whether such Equity Interests are authorized or outstanding on the Closing Date or at any time thereafter, (b) any redemption or purchase of any of the foregoing, whether directly or indirectly, (c) all management fees, consulting fees and other similar amounts payable to any present or former holder of any of the foregoing, and (d) the prepayment of any Indebtedness of the Borrower other than the Obligations.
     “Revolving Commitment”: With respect to a Bank, the obligation of such Bank to make Revolving Loans to, and, with respect to the Agent, the obligation of the Agent to issue Letters of Credit for the Borrowers in an aggregate principal amount outstanding at any time not to exceed such Bank’s Revolving Commitment Amount upon the terms and subject to the conditions and limitations of this Agreement.
     “Revolving Commitment Amount”: With respect to any Bank, the amount set opposite such Bank’s name on Schedule 1.1(A) hereof as its Revolving Commitment Amount, but as the same may be reduced from time to time pursuant to Section 2.13(a) or 2.13(c)(iii).
     “Revolving Commitment Fees”: As defined in Section 2.16.
     “Revolving Loan”: As defined in Section 2.1.
     “Revolving Loan Date”: The date of the making of any Revolving Loans hereunder.
     “Revolving Loan Termination Date”: The earliest of (a) August 8, 2012, (b) the date on which the Revolving Commitment is terminated pursuant to Section 7.2 hereof or

(c) the date on which the Revolving Commitment Amount is reduced to zero pursuant to Section 2.13 hereof.
     “Revolving Notes”: The promissory notes of the Borrowers in the form of Exhibit A hereto, evidencing the obligation of the Borrowers to repay the Revolving Loans, and “Revolving Note” means any one of such promissory notes issued hereunder without distinction.
     “Revolving Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the Revolving Commitment Amount of such Bank and the denominator of which is the Aggregate Revolving Commitment Amounts.
     “Security Agreements”: Collectively, (i) the Existing Security Agreements, (ii) a Security Agreement executed by any Borrower in the form of Exhibit G hereto, and (iii) any other agreement pursuant to which a Borrower grants a first priority security interest in the property described therein to the Agent, for the benefit of the Banks, to secure the Obligations.
     “Security Documents”: The Security Agreements, the Pledge Agreements, the Collateral Assignments (Trademarks), the Collateral Assignments of Undertakings, the Affirmation of Security Documents, and any other agreement, document or instrument pursuant to which the Agent is granted a Lien to secure the Obligations, in each case as the same may be amended, supplemented, extended, restated or otherwise modified and in effect from time to time.
     “Seller Indebtedness”: All Indebtedness described in Section 6.13(e).
     “Senior Leverage Ratio”: At any date of determination, the ratio of
     (a) that portion of Total Liabilities bearing interest (either actual or imputed) as of such date, plus all obligations of the Borrowers, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, plus all obligations under any Acquisition Services Agreements, minus Subordinated Debt, minus, so long as no amounts are outstanding with respect to any Revolving Commitment (it being understood that undrawn Letters of Credit shall not constitute amounts outstanding for purposes of this definition), the sum of consolidated cash and cash equivalents of the Borrowers on such date, up to a maximum sum of $5,000,000 to
     (b) Pro Forma EBITDA for the four consecutive fiscal quarters of the Borrowers ended on, or most recently ended before, such date.
     “Series A Preferred Stock”: The Series A Non-Convertible Preferred Stock, par value $0.001 per share, of Dolan Media.

     “Series B Preferred Stock”: The Series B Preferred Stock, par value $0.001 per share, of Dolan Media.
     “Series C Preferred Stock”: The Series C Participating Convertible Preferred Stock, par value $0.001 per share, of Dolan Media.
     “Subordinated Debt”: Any Indebtedness of any Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the Obligations in a manner and to an extent (a) that the Majority Banks have approved in writing prior to the creation of such Indebtedness, or (b) as to any Indebtedness of any Borrower existing on the date of this Agreement and set forth on Schedule 1.1.
     “Subsidiary”: Any corporation or other entity of which Equity Interests having ordinary voting power for the election of a majority of the board of directors or other Persons performing similar functions are owned by any Borrower either directly or through one or more Subsidiaries.
     “Sunwell Acquisition”: The acquisition by Daily Journal of Commerce, Inc. in October, 2006, of the assets comprising the public notice and legal advertisement solicitation, placement and sales business of Sunday Welcome, as more particularly defined in Section 2 of Annex A to the Consent Agreement.
     “Term Loan”: As defined in Section 2.1 and including, unless specifically provided for otherwise, any Incremental Term Loan.
     “Term Loan Amortization Schedule”: Quarterly principal payments with respect to the Term Loans (exclusive of the Incremental Term Loans) payable on the last day of each fiscal quarter commencing September 30, 2007 in the following amounts:

Payment Date	Scheduled Payment ($)
September 30, 2007	625,000
December 31, 2007	625,000
March 31, 2008	625,000
June 30, 2008	625,000
September 30, 2008	875,000
December 31, 2008	875,000
March 31, 2009	875,000
June 30, 2009	875,000
September 30, 2009	1,125,000
December 31, 2009	1,125,000
March 31, 2010	1,125,000
June 30, 2010	1,125,000
September 30, 2010	1,500,000
December 31, 2010	1,500,000
March 31, 2011	1,500,000

Payment Date	Scheduled Payment ($)
June 30, 2011	1,500,000
September 30, 2011	2,125,000
December 31, 2011	2,125,000
March 31, 2012	2,125,000
June 30, 2012	2,125,000
September 30, 2012	2,750,000
December 31, 2012	2,750,000
March 31, 2013	2,750,000
June 30, 2013	2,750,000
September 30, 2013	3,500,000
December 31, 2013	3,500,000
March 31, 2014	3,500,000
June 30, 2014	3,500,000
Term Loan Termination Date	Remaining Balance
     “Term Loan Commitment”: With respect to any Bank, the agreement of such Bank to make a Term Loan to the Borrowers in an amount equal to such Bank’s Term Loan Commitment Amount upon the terms and subject to the conditions of this Agreement.
     “Term Loan Commitment Amount”: With respect to any Bank, the amount set opposite such Bank’s name on Schedule 1.1(A) hereof as its Term Loan Commitment Amount.
     “Term Loan Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the amount of the Term Loan Commitment of such Bank and the denominator of which is the sum of the Term Loan Commitments of all the Banks.
     “Term Loan Termination Date”: August 8, 2014.
     “Term Note”: Promissory notes of the Borrowers in the form of Exhibit B hereto, evidencing the obligation of the Borrowers to repay the Term Loans, and “Term Note” means any one of such promissory notes without distinction.
     “THB Acquisition”: The acquisition by Dolan Media, either directly or through one of its Subsidiaries, in January, 2007, of certain assets of dmg World Media (USA) Inc. comprising a consumer home-related show, Tulsa Home Beautiful.
     “Total Liabilities”: At the time of any determination, the amount, on a consolidated basis, of all items of Indebtedness of the Borrowers that would constitute “liabilities” for balance sheet purposes in accordance with GAAP.

     “Total Percentage”: With respect to any Bank, the percentage equivalent of a fraction, the numerator of which is the sum of the Revolving Commitment Amount of such Bank (or, if the Revolving Commitments of such Bank have been terminated, the Total Revolving Outstandings of such Bank) and the outstanding Term Loan of such Bank and the denominator of which is the sum of the Revolving Commitment Amounts (or, if the Revolving Credit Commitments have terminated, the Total Revolving Outstandings) and the outstanding Term Loans of all the Banks.
     “Total Revolving Outstandings”: As of any date of determination, the sum of (a) the aggregate unpaid principal balance of Revolving Loans outstanding on such date, (b) the aggregate maximum amount available to be drawn under Letters of Credit outstanding on such date and (c) the aggregate amount of Unpaid Drawings on such date.
     “Tremain Acquisition”: The acquisition by APC in November, 2006, of the assets comprising the default mortgage business of Robert A. Tremain and Associates, P.C., as more particularly defined in Section 3 of Annex A to the Consent Agreement.
     “Tremain Loan”: An unsecured $3,300,000 loan from Dolan Finance to APC, the proceeds of which were used to fund the Tremain Acquisition, and which loan is repaid in fixed monthly installments of up to $79,166.67 and bears interest at the Prime Rate plus two percent (2%), which interest is paid monthly.
     “Trigger Date”: As defined in Section 2.13(c)(ii).
     “Unpaid Drawing”: As defined in Section 2.11.
     “Unused Revolving Commitment”: With respect to any Bank as of any date of determination, the amount by which such Bank’s Revolving Commitment Amount exceeds such Bank’s Revolving Percentage of the Total Revolving Outstandings on such date.
     “U.S. Taxes”: As defined in Section 2.28(e).
     “USBNA”: U.S. Bank National Association in its capacity as one of the Banks hereunder.
     “Watchman Acquisition”: The acquisition by Dolan Media, either directly or indirectly through one or more Subsidiaries, in October, 2006, of all or substantially all of the assets of Happy Sac International Co. (the Watchman Group in St. Louis, Missouri).
     Section 1.2 Accounting Terms and Calculations. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Borrowers and the Majority Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP. For the avoidance of doubt, for the purposes of determining whether a Borrower is solvent or insolvent, rights of contribution or reimbursement against other Borrowers for obligations owed on a joint and several basis may be taken into consideration.
     Section 1.3 Computation of Time Periods. In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to and including”.
     Section 1.4 Other Definitional Terms. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Sections, Exhibits, schedules and like references are to this Agreement unless otherwise expressly provided. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”
ARTICLE II
TERMS OF THE CREDIT FACILITIES
Part A — Terms of Lending
     Section 2.1 Lending Commitments. On the terms and subject to the conditions hereof, each Bank severally agrees to make the following lending facilities available to the Borrowers:
     (a) Revolving Credit. A revolving credit facility available as loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrowers, jointly and severally, on a revolving basis at any time and from time to time from the Closing Date to the Revolving Loan Termination Date, during which period the Borrowers may borrow, repay and reborrow in accordance with the provisions hereof; provided, however that (i) no Revolving Loan will be made in any amount which, after giving effect thereto, would cause the Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts and (ii) the initial Revolving Loan made on the Closing Date shall not exceed $25,000,000. Revolving Loans hereunder shall be made by the several Banks ratably in the proportion of their respective Revolving Commitments Amounts. Revolving Loans may be obtained and maintained, at the election of the Borrowers’ Agent but subject to the limitations hereof, as Prime Rate Advances or LIBOR Advances.
     (b) Term Loans. A term loan from each Bank (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrowers, jointly and severally, on the Closing Date in the amount of such Bank’s Term Loan Commitment Amount. Further, on each Conversion Date, each Bank shall, upon the terms and conditions of Section 2.13 hereof, make an Incremental Term Loan in the amount of such Bank’s Term Loan Percentage of the Converted Amount. The Term Loans and any portion of the balance thereof (in minimum amounts of $500,000) may be made, maintained, continued and converted to Prime Rate Advances or LIBOR Advances as the Borrowers’ Agent may elect in its notice of borrowing, continuation or conversion; provided, however, that there shall be no more than twelve (12) LIBOR Advances outstanding at any one time for the Term Loans.

     Section 2.2 Procedure for Loans.
     (a) Procedure for Revolving Loans. Any request by the Borrowers’ Agent for Revolving Loans hereunder shall be in writing or by telephone and must be given so as to be received by the Agent not later than 11:00 A.M. (Minneapolis time) two LIBOR Business Days prior to the requested Revolving Loan Date if the Revolving Loans (or any portion thereof) are requested as LIBOR Advances and not later than 11:00 A.M. (Minneapolis time) on the requested Revolving Loan Date if the Revolving Loans are requested as Prime Rate Advances. Each request for Revolving Loans hereunder shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Revolving Loan Date and after giving effect to the requested Revolving Loans the applicable conditions specified in Article III have been and will be satisfied. Each request for Revolving Loans hereunder shall specify (i) the requested Revolving Loan Date, (ii) the aggregate amount of the Revolving Loans to be made on such date which shall be in a minimum amount of $500,000, (iii) whether such Revolving Loans are to be funded as Prime Rate Advances or LIBOR Advances (and, if such Revolving Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable) and (iv) in the case of LIBOR Advances, the duration of the initial Interest Period applicable thereto; provided, however, that no Revolving Loans shall be funded as LIBOR Advances if a Default or Event of Default has occurred and is continuing. The Agent may rely on any telephone request by the Borrowers’ Agent for Revolving Loans hereunder which it believes in good faith to be genuine; and each Borrower hereby waives the right to dispute the Agent’s record of the terms of such telephone request. The Agent shall promptly, on the date such request is received, notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s ratable share of the requested Revolving Loans. On the requested Revolving Loan Date, each Bank shall provide its share of the requested Revolving Loans to the Agent in Immediately Available Funds not later than 1:00 P.M. Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Borrowers at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 2:00 P.M. (Minneapolis time) on the requested Revolving Loan Date the amount of the requested Revolving Loans. If the Agent has made a Revolving Loan to the Borrowers on behalf of a Bank but has not received the amount of such Revolving Loan from such Bank by the time herein required, such Bank shall pay interest to the Agent on the amount so advanced at the overnight Federal Funds rate from the date of such Revolving Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Revolving Loan (provided, however, that the Agent shall not make any Revolving Loan on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Revolving Loan). If the Agent does not receive payment from such Bank by the next Business Day after the date of any Revolving Loan, the Agent shall be entitled to recover such Revolving Loan, with interest thereon at the rate (or rates) then applicable to such Revolving Loan, on demand, from the Borrowers, without prejudice to the Agent’s and the Borrowers’ rights against such Bank. If such Bank pays the Agent the amount herein required with interest at the overnight Federal Funds rate before the Agent has recovered from the Borrowers, such Bank shall be entitled to the interest payable by the Borrowers with respect to the Revolving Loan in question accruing from the date the Agent made such Revolving Loan.
     (b) Procedure for Term Loans. Not later than 11:00 A.M. (Minneapolis time) two LIBOR Business Days prior to the requested Closing Date if the Term Loans are requested as LIBOR Advances and not later than 11:00 A.M. (Minneapolis time) one Business Day prior to the Closing Date if the Term Loans are requested as Prime Rate Advances, the Borrowers’ Agent shall deliver to the Agent a written notice of borrowing. Such notice of borrowing shall be irrevocable and shall be deemed a representation by the Borrowers that on the Closing Date and after giving effect to the Term Loans, the applicable conditions specified in Article III have been and will be satisfied. Such notice of borrowing shall specify (i) the requested Closing Date, (ii) whether such Term Loans are to be funded as LIBOR Advances or Prime Rate Advances (and if such Term Loans are to be made with more than one applicable interest rate choice, specifying the amount to which each interest rate choice is applicable), and (iii) in the case of LIBOR Advances, the duration of the initial Interest Period applicable thereto. The Agent shall promptly, on the date such request is received, notify each Bank of the receipt of such notice and the matters specified therein. On the requested Closing Date, each Bank shall provide to the Agent the amount of such Bank’s Term Loan in Immediately Available Funds not later than 11:00 A.M., Minneapolis time. Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make the proceeds of the Term Loans available to the Borrowers at the Agent’s main office on the requested date. The foregoing shall not apply to the funding of any Incremental Term Loans, the funding of which shall be governed by Section 2.13(b).
     Section 2.3 Notes. The Revolving Loans of each Bank shall be evidenced by a single Revolving Note payable to the order of such Bank in a principal amount equal to such Bank’s Revolving Commitment Amount originally in effect. The Term Loan of each Bank shall be evidenced by a Term Note payable to the order of such Bank in the principal amount of such Bank’s Term Loan Commitment Amount. Upon receipt of each Bank’s duly executed Notes from the Borrowers, the Agent shall mail such Notes to such Bank. Each Bank shall enter in its ledgers and records the amount of its Term Loan and each Revolving Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by each Borrower to enter on a schedule attached to its Term Note or Revolving Note, as appropriate, a record of such Term Loan, Revolving Loans, Advances and payments; provided, however, that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Borrowers hereunder and on the Notes, and, in all events, the principal amounts owing by the Borrowers in respect of the Revolving Notes shall be the aggregate amount of all Revolving Loans made by the Banks less all payments of principal thereof made by the Borrowers and the principal amount owing by the Borrowers in respect of the Term Notes shall be the aggregate amount of all Term Loans made by the Banks less all payments of principal thereof made by the Borrowers.
     Section 2.4 Conversions and Continuations. On the terms and subject to the limitations hereof, the Borrowers shall have the option at any time and from time to time to convert all or any portion of the Advances into Prime Rate Advances or LIBOR Advances, or to continue a LIBOR Advance as such; provided, however, that a LIBOR Advance may be converted or continued only on the last day of the Interest Period applicable thereto and no Advance may be converted to or continued as a LIBOR Advance if a Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. Advances may be converted to, or continued as, LIBOR Advances only in minimum amounts, as to the aggregate amount of the Advances of all Banks so converted or continued, of $500,000. The Borrowers’ Agent shall give the Agent written notice of any continuation or conversion of any Advances and such notice must be given so as to be received by the Agent not later than 11:00 A.M. (Minneapolis time) two LIBOR Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, LIBOR Advances and on the date of the requested conversion to Prime Rate Advances. The Agent shall promptly, on the date of receipt thereof, give the Banks notice of any such request. Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period for any continuation or conversion of LIBOR Advances, and (ii) a LIBOR Business Day in the case of continuations as or conversions to LIBOR Advances and a Business Day in the case of conversions to Prime Rate Advances), and (c) in the case of conversions to or continuations as LIBOR Advances, the Interest Period applicable thereto. Any notice given by the Borrowers’ Agent under this Section shall be irrevocable. If the Borrowers’ Agent shall fail to notify the Agent of the continuation of any LIBOR Advances within the time required by this Section, at the option of the Agent, such Advances shall, on the last day of the Interest Period applicable thereto, (A) automatically be continued as LIBOR Advances with the same principal amount and the same Interest Period or (B) automatically be converted into Prime Rate Advances with the same principal amount. All conversions and continuation of Advances must be made uniformly and ratably among the Banks (e.g., when continuing a two-month LIBOR Advance of one Bank to a three-month LIBOR Advance, the Borrowers must simultaneously continue all two-month LIBOR Advances of all Banks having Interest Periods ending on the date of continuation as three-month LIBOR Advances).
     Section 2.5 Interest Rates, Interest Payments and Default Interest.
     (a) The Revolving Loans. Interest shall accrue and be payable on the Revolving Loans as follows:
     (i) Subject to paragraph (iii) below, each LIBOR Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBO Rate for such Interest Period plus (B) the Applicable Margin.
     (ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate plus (B) the Applicable Margin.
     (iii) Upon the occurrence and during the continuance of any Event of Default, each Advance shall, at the option of the Agent, bear interest until paid in full at a rate per annum equal to the sum of the rate applicable to such Advance plus 2.00%.

     (iv) Interest shall be payable (A) with respect to each LIBOR Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (B) with respect to any Prime Rate Advance, on the last day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances that are Revolving Loans, on the Revolving Loan Termination Date; provided, however, that interest under Section 2.5(a)(iii) shall be payable on demand.
     (b) The Term Loans. Interest shall accrue and be payable on the Term Loans (including the Incremental Term Loans) as follows:
     (i) Subject to paragraph (iii) below, each LIBOR Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (A) the Adjusted LIBO Rate for such Interest Period plus (B) the Applicable Margin.
     (ii) Subject to paragraph (iii) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a varying rate per annum equal to the sum of (A) the Prime Rate plus (B) the Applicable Margin.
     (iii) Upon the occurrence and during the continuance of any Event of Default, each Advance shall, at the option of the Agent, bear interest until paid in full at a rate per annum equal to the sum of the rate applicable to such Advance plus 2.00%.
     (iv) Interest shall be payable (A) with respect to any LIBOR Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (B) with respect to any Prime Rate Advance, on the last day of each month; (C) with respect to all Advances, upon any permitted prepayment (on the amount prepaid); and (D) with respect to all Advances that are Term Loans, on the Term Loan Termination Date; provided, however, that interest under Section 2.5(b)(iii) shall be payable on demand.
     Section 2.6 Repayment and Mandatory Prepayment.
     (a) The Revolving Loans. The unpaid principal balance of all Revolving Notes, together with all accrued and unpaid interest thereon, shall be due and payable on the Revolving Loan Termination Date. If at any time Total Revolving Outstandings exceed the Aggregate Revolving Commitment Amounts, the Borrowers shall immediately repay to the Agent for the account of the Banks the amount of such excess. Any such payments shall be applied first against Prime Rate Advances and then to LIBOR Advances in order starting with the LIBOR Advances having the shortest time to the end of the applicable Interest Period. If, after payment of all outstanding Advances, the Total Revolving Outstandings still exceed the Aggregate Revolving Commitment Amounts, the remaining amount paid by the Borrowers shall be placed in the Holding Account.
     (b) Mandatory Payments of Term Loans. The Borrowers shall make quarterly principal payments for application to the Term Loans (other than the Incremental Term Loans) in accordance with the Term Loan Amortization Schedule. The Borrowers shall make quarterly principal payments for application to the Incremental Term Loans in accordance with the Incremental Term Loan Amortization Schedule. In the event that any amount of principal or interest remains unpaid with respect to the Term Loans on the Term Loan Termination Date, such remaining amounts shall be due and payable in full on such date.
     (c) Proceeds of Equity. Within five Business Days following the receipt thereof, the Borrowers shall prepay to the Agent for the benefit of the Banks an amount equal to fifty percent (50%) of the sum of all cash proceeds of any issuance of equity securities (except Excluded Equity Issuances) net of the actual cash expenses paid by any Borrower in connection with such issuance. All prepayments under this Section 2.6(c) shall be applied pro rata based on the unpaid principal balance of the Term Loans to the principal balance of the Term Loans in inverse chronological order of the maturities set forth in the Term Loan Amortization Schedule; provided, however, that (i) in the event a Prime Rate Advance and a LIBOR Advance have the same maturity, the Agent, to the extent practical in the Agent’s determination, shall make such application first to such Prime Rate Advance before application to such LIBOR Advance, and (ii) to the extent any portion of such prepayment would be applied to outstanding LIBOR Advances and no Default or Event of Default has occurred and is continuing, such portion shall be deposited in the Holding Account and withdrawn for application to such LIBOR Advances at the end of the then-current Interest Periods applicable thereto (or earlier, upon the occurrence of a Default or an Event of Default).
     (d) Proceeds of Asset Sales. Within five Business Days following the receipt thereof, the Borrowers shall prepay to the Agent for the benefit of the Banks an amount equal to one hundred percent (100%) of all proceeds of any sale by any Borrower of assets (excluding any sale of assets permitted by clauses (a), (b), (c), (d), (e) or (f) of Section 6.2) with an aggregate net book value in any fiscal year in excess of $5,000,000, or for which consideration in excess of $5,000,000 in the aggregate is received in any fiscal year, net of the actual cash expenses and taxes paid or incurred by any Borrower in connection with such sale (for the sake of clarity, such prepayment shall only be made with such net proceeds in excess of such $5,000,000 threshold); provided, however that this Section 2.6(d) shall not be deemed to authorize any sale or other transfer that would otherwise be prohibited by Section 6.2. All prepayments under this Section 2.6(d) shall be applied pro rata based on the unpaid principal balance of the Term Loans to the principal balance of the Term Loans in inverse chronological order of the maturities set forth on the Term Loan Amortization Schedule; provided, however, that (i) in the event a Prime Rate Advance and a LIBOR Advance have the same maturity, the Agent, to the extent practical in the Agent’s determination, shall make such application first to such

Prime Rate Advance before application to such LIBOR Advance, and (ii) to the extent any portion of such prepayment would be applied to outstanding LIBOR Advances and no Default or Event of Default has occurred and is continuing, such portion shall be deposited in the Holding Account and withdrawn for application to such LIBOR Advances at the end of the then-current Interest Periods applicable thereto (or earlier, upon the occurrence of a Default or an Event of Default).
     Section 2.7 Optional Prepayments. The Borrowers may prepay Advances, in whole or in part, at any time, without premium or penalty, except as set forth below. Any such prepayment must be made by the Borrower not later than 11:00 a.m. (Minneapolis time) on the date the Borrowers wish such prepayment to become effective. Each partial prepayment shall be in a minimum amount of $500,000. All partial prepayments of Term Loans shall be applied pro rata based on the unpaid principal balance of the Term Loans to the principal balance of the Term Loans in inverse chronological order of the maturities set forth on the Term Loan Amortization Schedule. All partial prepayments of Revolving Loans shall be applied pro rata based on the unpaid principal balance of the Revolving Loans. Amounts paid (unless following an acceleration or upon termination of the Revolving Commitments in whole) or prepaid on the Revolving Loans under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement. Amounts paid or prepaid on the Term Loans may not be reborrowed.
Part B — Terms of the Letter of Credit Facility
     Section 2.8 Letters of Credit. Upon the terms and subject to the conditions of this Agreement, the LC Bank agrees to issue Letters of Credit for the account of the Borrowers from time to time between the Closing Date and the Revolving Loan Termination Date in such amounts as the Borrowers’ Agent shall request up to an aggregate amount at any time outstanding not to exceed $10,000,000; provided, however, that no Letter of Credit will be issued in any amount which, after giving effect to such issuance, would cause Total Revolving Outstandings to exceed the Aggregate Revolving Commitment Amounts; provided, further, that no Letter of Credit will be issued if a Default or Event of Default has occurred and is continuing.
     Section 2.9 Procedures for Letters of Credit.
     (a) Each request for a Letter of Credit shall be made by the Borrowers’ Agent in writing, by telex, facsimile transmission or electronic conveyance received by the Agent and the LC Bank by 2:00 P.M. (Minneapolis time) on a Business Day which is not less than one Business Day preceding the requested date of issuance (which shall also be a Business Day). Each request for a Letter of Credit shall be deemed a representation by the each Borrower that on the date of issuance of such Letter of Credit and after giving effect thereto the applicable conditions specified in Article III have been and will be satisfied. The LC Bank may require that such request be made on such letter of credit application and reimbursement agreement form as the LC Bank may from time to time specify, along with satisfactory evidence of the authority and incumbency of the officials of the Borrowers’ Agent making such request. The LC Bank shall promptly, on the date of receipt thereof, notify the Agent and the other Banks of the receipt of the request and the matters specified therein. On the date of each issuance of a Letter of Credit the LC

Bank shall send notice to the other Banks of such issuance, accompanied by a copy of the Letter or Letters of Credit so issued.
     (b) The LC Bank will promptly upon the receipt of a written request from a Bank to the Agent and the LC Bank provide to the Banks a report specifying (i) the Letters of Credit that are then issued and outstanding, (ii) the account party, the beneficiary, the face amount and the expiry date with respect thereto and (iii) any payments, expirations or other activity with respect thereto that may have occurred since the date of any prior report.
     Section 2.10 Terms of Letters of Credit. Letters of Credit shall be issued in support of obligations of the Borrowers. All Letters of Credit must be issued no less than 25 days prior to the Revolving Loan Termination Date and all Letters of Credit must expire no later than 12 months after the Revolving Loan Termination Date. As to each Letter of Credit which is outstanding as of the Revolving Loan Termination Date, the Borrower shall provide either (A) cash collateral in an amount reasonably satisfactory to the LC Bank for deposit into the Holding Account, or (B) one or more irrevocable letters of credit in form and substance, and issued by a bank, reasonably satisfactory to the LC Bank pursuant to which the LC Bank is entitled to recover the maximum amount at any time payable under each outstanding Letter of Credit, plus all costs and fees then or thereafter payable with respect to such Letter of Credit under the terms of this Agreement, provided further that, in the event the Borrowers fail to provide such cash collateral or one or more letters of credit satisfactory to the LC Bank, the Banks may make a Revolving Loan, as provided in Section 2.14, in the aggregate amount of Letters of Credit outstanding on the Revolving Loan Termination Date, and deposit the proceeds of such Revolving Loan into the Holding Account.
     Section 2.11 Agreement to Repay Letter of Credit Drawings. If the LC Bank has received documents purporting to draw under a Letter of Credit that the Agent believes conform to the requirements of the Letter of Credit, or if the LC Bank has decided that it will comply with the Borrowers’ Agent written or oral request or authorization to pay a drawing on any Letter of Credit that the LC Bank does not believe conforms to the requirements of the Letter of Credit, it will notify the Borrowers’ Agent of that fact. The Borrowers shall reimburse the LC Bank by 9:30 A.M. (Minneapolis time) on the day on which such drawing is to be paid in Immediately Available Funds in an amount equal to the amount of such drawing. Any amount by which the Borrowers has failed to reimburse the LC Bank for the full amount of such drawing by 10:00 A.M. on the date on which the LC Bank in its notice indicated that it would pay such drawing, until reimbursed by the Borrowers from the proceeds of Loans pursuant to Section 2.14 or out of funds available in the Holding Account, is an “Unpaid Drawing.”
     Section 2.12 Obligations Absolute. The obligation of the Borrowers under Section 2.11 to repay the LC Bank for any amount drawn on any Letter of Credit and to repay the Banks for any Revolving Loans made under Section 2.14 to cover Unpaid Drawings shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including the following circumstances:

     (a) Any lack of validity or enforceability of any Letter of Credit;
     (b) The existence of any claim, setoff, defense or other right which any Borrower may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the LC Bank or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or
     (c) Any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.
Neither the LC Bank nor any Bank nor officers, directors or employees thereof shall be liable or responsible for, and the obligations of the Borrowers to the LC Bank and the Banks shall not be impaired by:
     (i) The use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;
     (ii) The validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;
     (iii) The acceptance by the LC Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or
     (iv) Any other action of the LC Bank in making or failing to make payment under any Letter of Credit if in good faith and in conformity with U.S. or foreign laws, regulations or customs applicable thereto.
Notwithstanding the foregoing, the Borrowers shall have a claim against the LC Bank, and the LC Bank shall be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by the LC Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.
Part C — General
     Section 2.13 Revolving Commitment Reduction; Incremental Term Loan Commitment.
     (a) Revolving Commitment Reduction The Borrowers may, at any time, upon not less than five (5) Business Days prior written notice from the Borrowers’ Agent to the Agent, reduce the Revolving Commitment Amounts, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $1,000,000, or, if more, in an integral multiple of $500,000; provided, however, that the Borrowers may not at any time reduce the Aggregate Revolving Commitment Amounts below the Total Revolving

Outstandings. The Borrowers’ Agent may, at any time when there are no Letters of Credit outstanding, upon not less than 5 Business Days prior written notice from the Borrowers’ Agent to the Agent, terminate the Revolving Commitments in their entirety. The Agent shall promptly, on the date of receipt thereof, give the Banks notice of any such request. Upon termination of the Revolving Commitments pursuant to this Section, the Borrowers shall pay to the Agent for the account of the Banks the full amount of all outstanding Advances, all accrued and unpaid interest thereon, all unpaid Revolving Commitment Fees accrued to the date of such termination, any indemnities payable with respect to Advances pursuant to Section 2.26 and all other unpaid Obligations of the Borrowers to the Agent and the Banks hereunder.
     (b) [Intentionally Omitted.]
     (c) Incremental Term Loan Commitment.
     (i) Incremental Term Loans. On the terms and subject to the conditions hereof, each Bank severally agrees on each Conversion Date to make a term loan to the Borrowers, jointly and severally, by converting its Revolving Loan in a principal amount equal to the Converted Amount with respect to such Conversion Date (each, an “Incremental Term Loan”), but in an aggregate amount not to exceed such Bank’s Incremental Term Loan Commitment. No Incremental Loan will be made in any amount which, after giving effect thereto, will cause the Aggregate Converted Amounts to exceed the Aggregate Incremental Term Loan Commitment Amount.
     (ii) Procedure. Within thirty (30) Business Days after each date on which the aggregate unpaid principal balance of the Revolving Loans exceeds $25,000,000 (each, a “Trigger Date”) and at least five (5) Business Days prior to the requested Conversion Date, the Borrowers’ Agent shall deliver a written notice of conversion to the Agent. The Agent shall promptly deliver a copy of such notice to the Banks. Such notice shall be irrevocable and shall be deemed a representation by each Borrower that on the requested Conversion Date and after giving effect to the requested Incremental Term Loans, the applicable conditions specified in Article III have been and will be satisfied. Such notice shall specify (i) the requested Conversion Date (which shall be a date no later than thirty (30) Business Days from the Trigger Date, (ii) the requested amount of the outstanding principal balance of the Revolving Loans to be converted to an Incremental Term Loan (which shall be in a minimum amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof), (iii) subject to Section 2.4, whether the Incremental Term Loan will be funded as Prime Rate Advances or LIBOR Advances, and (iv) in the case of LIBOR Advances, the duration of the initial Interest Period applicable thereto; provided, however, that no Incremental Term Loans shall be funded as LIBOR Advances if a Default or Event of Default has occurred and is continuing. Notwithstanding the foregoing, if any of the Revolving Loans are repaid following the Trigger Date but prior to the Conversion Date such that the aggregate unpaid principal balance of the Revolving Loans on the Conversion Date is less than $25,000,000, the Converted

Amount shall be deemed to be such unpaid principal balance. On the Conversion Date, each Bank will convert the Converted Amount of its Revolving Loans to Incremental Term Loans; provided, however, that if the Borrowers’ Agent did not indicate whether the Incremental Term Loans will be funded as Prime Rate Advances or LIBOR Advances, such Incremental Term Loans will be funded as Prime Rate Advances.
     (iii) Effect; Repayment. From and after each Conversion Date, the Aggregate Revolving Commitment Amounts shall be permanently reduced by the Converted Amount with respect to such Conversion Date. The Incremental Term Loans shall be repaid in accordance with Section 2.6(b).
     (iv) Affirmation. The Incremental Term Loans made pursuant to this Section 2.13(c) shall be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the security interests created by the Security Documents. The Borrowers shall take any actions reasonably required by the Agent to ensure and/or demonstrate that the Liens granted by the Security Documents continue to be perfected under the UCC (as defined in the Security Documents) or otherwise after giving effect to the establishment of any such Incremental Term Loans.
     Section 2.14 Loans to Cover Unpaid Drawings. Whenever any Unpaid Drawing exists for which there are not then funds in the Holding Account to cover the same, the Agent shall give the other Banks notice to that effect, specifying the amount thereof, in which event the Agent is authorized (and the Borrowers do here so authorize each Bank) to, and shall, make a Revolving Loan (as a Prime Rate Advance) to the Borrowers in an amount equal to such Bank’s Revolving Percentage of the amount of the Unpaid Drawing. The Agent shall notify each Bank by 11:00 AM (Minneapolis time) on the date such Unpaid Drawing occurs of the amount of the Revolving Loan to be made by such Bank. Notices received after such time shall be deemed to have been received on the next Business Day. Each Bank shall then make such Revolving Loan (regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists) and each Bank shall provide the Agent with the proceeds of such Revolving Loan in Immediately Available Funds, at the office of the Agent, not later than 2:00 PM (Minneapolis time) on the day on which such Bank received such notice (or, in the case of notices received after 11:00 AM, Minneapolis time, is deemed to have received such notice). The Agent shall apply the proceeds of such Revolving Loans directly to reimburse the LC Bank for such Unpaid Drawing. If any portion of any such amount paid to the LC Bank should be recovered by or on behalf of any Borrower from the LC Bank in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 8.10 hereof. If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section, the applicable conditions precedent specified in Article III shall not have been satisfied, the Borrowers shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the sum of the Prime Rate plus the Applicable Margin for Prime Rate Advances plus two percent (2.00%). Interest under this Section shall be payable on demand. If for any reason any Bank is unable to make a Revolving Loan to the Borrowers to reimburse the LC Bank for an Unpaid Drawing, then such Bank shall immediately purchase from the LC Bank a risk participation in such Unpaid Drawing, at par, in an amount equal to such Bank’s Revolving Percentage of the Unpaid Drawing.
     Section 2.15 Agent’s and Closing Fees. On or before the Closing Date, the Borrowers shall pay to the Agent the fees set forth in the separate letter agreement dated as of the Closing Date (the “Fee Letter”) between the Agent and the Borrowers’ Agent. Such fees shall be paid on the Closing Date and at such other times as may be required pursuant to the terms of such letter agreement.
     Section 2.16 Revolving Commitment Fee. Subject to the last sentence of this Section 2.16, with respect to the period beginning one day after the day the financial statements and compliance certificate required by Sections 5.1(c) and (d) with respect to a fiscal quarter are required to be delivered and ending on the date one day after the date such financial statements and compliance certificate for the next fiscal quarter are required to be delivered, the Borrowers shall pay to the Agent for the account of each Bank fees (the “Revolving Commitment Fees”) in an amount determined by applying the percentage specified below based on the Senior Leverage Ratio calculated as of the end of the fiscal quarter for which such financial statements were delivered to the average daily unused Revolving Commitment Amount of each Bank:

Commitment Fee
Senior Leverage Ratio	Percentage
Less than 2.75:1.00	0.250%

Equal to or greater than 2.75:1.00 but less than 3.50:1.00	0.375%

Equal to or greater than 3.50:1.00	0.500%
     Revolving Commitment Fees are payable quarterly on the last day of each calendar quarter and on the Revolving Loan Termination Date. Following the occurrence and during the continuance of an Event of Default or for any period beginning one day after the compliance certificate required by Section 5.1(e) with respect to a fiscal quarter is required to be but is not delivered and ending on the date one day after the date such compliance certificate is delivered, the Commitment Fee Percentage shall be as specified for a Senior Leverage Ratio equal to or greater than 3.50 to 1.00; provided, however, that until November 15, 2007 the Commitment Fee Percentage shall be based on the Senior Leverage Ratio calculated as of the Closing Date and as reflected in the compliance certificate delivered pursuant to Section 3.1(a)(viii).
     Section 2.17 Letter of Credit Fees. For each Letter of Credit issued, the Borrowers shall pay to the Agent for the account of the Banks, in arrears, payable on the last day of each calendar quarter, a fee (a “Letter of Credit Fee”) in an amount determined by applying a per annum rate equal to the Applicable Margin for LIBOR Advances in effect on such date to the original face amount of such Letter of Credit. In addition to the Letter of Credit Fee, the Borrowers shall pay to the LC Bank, on demand, all issuance, amendment, drawing and other fees regularly charged by the LC Bank to its letter of credit customers and a fronting fee at the per annum rate of one eighth of one percent (0.125%) of the face amount of each Letter of Credit for the period from the date of issuance to the scheduled expiration date of such Letter of Credit, and all out-of-pocket expenses incurred by the LC Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit. Upon the occurrence and during the continuance of any Default or Event of Default, each Letter of Credit shall accrue a fee at a rate equal to the rate otherwise applicable to the Letter of Credit Fee plus 2.00%.
     Section 2.18 [Intentionally Omitted.]
     Section 2.19 Computation. Revolving Commitment Fees, Letter of Credit Fees and interest on the Loans shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days.
     Section 2.20 Payments. Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 1:00 P.M. (Minneapolis time) on the dates called for under this Agreement and the Notes to the Agent at its main office in Minneapolis, Minnesota. Funds received after such time shall be deemed to have been received on the next Business Day. The Agent will promptly distribute in like funds to each Bank its ratable share of each such payment of principal, interest and fees received by the Agent for the account of the Banks. Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal payment; provided, however, that if such extension would cause payment of interest on or principal of a LIBOR Advance to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.
     Section 2.21 Use of Loan Proceeds. The proceeds of the Term Loans will be used to refinance Indebtedness under the Existing Credit Agreement. The proceeds of the Revolving Loans and the Incremental Term Loans shall be used (a) to fund Permitted Acquisitions, (b) to fund transaction costs in connection with Permitted Acquisitions and this Agreement, (c) to fund working capital of the Borrowers, and (d) for general corporate purposes of the Borrowers (including refinancing Indebtedness under the Existing Credit Agreement), in each case in a manner not in conflict with any of the Borrowers’ covenants in this Agreement.
     Section 2.22 Interest Rate Not Ascertainable, Etc. If, on or prior to the date for determining the Adjusted LIBO Rate in respect of the Interest Period for any LIBOR Advance, any Bank determines (which determination shall be conclusive and binding, absent error) that:
     (a) deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or
     (b) the Adjusted LIBO Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining LIBOR Advances for such Interest Period,

such Bank shall forthwith give notice to the Borrowers’ Agent and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Advances shall be suspended until such Bank notifies the Borrowers’ Agent and the Agent that the circumstances giving rise to such suspension no longer exist. While any such suspension continues, all further Advances by such Bank shall be made as Prime Rate Advances. No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any LIBOR Advance outstanding at the time such suspension is imposed.
     Section 2.23 Increased Cost. If any Regulatory Change:
     (a) shall subject any Bank (or its Applicable Lending Office) to any tax, duty or other charge with respect to its LIBOR Advances, its Notes or its obligation to make LIBOR Advances or shall change the basis of taxation of payment to any Bank (or its Applicable Lending Office) of the principal of or interest on LIBOR Advances or any other amounts due under this Agreement in respect of LIBOR Advances or its obligation to make LIBOR Advances (except for changes in the rate of tax on the overall net income of such Bank or its Applicable Lending Office imposed by the jurisdiction in which such Bank’s principal office or Applicable Lending Office is located); or
     (b) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including any such requirement imposed by the Board, but excluding with respect to any LIBOR Advance any such requirement to the extent included in calculating the applicable Adjusted LIBO Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank’s Applicable Lending Office or against Letters of Credit issued by the LC Bank or shall impose on any Bank (or its Applicable Lending Office) or the interbank LIBOR market any other condition affecting its LIBOR Advances, its Notes or its obligation to make LIBOR Advances or affecting any Letter of Credit;
and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any LIBOR Advance or issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Notes, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrowers shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction. Each Bank will promptly notify the Borrowers’ Agent and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Bank does give such notice. A certificate of any Bank claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period shall not constitute a waiver of such Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period.
     Section 2.24 Illegality. If any Regulatory Change shall make it unlawful or impossible for any Bank to make, maintain or fund any LIBOR Advances, such Bank shall notify the Borrowers’ Agent and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, LIBOR Advances, shall be suspended until such Bank notifies the Borrowers’ Agent and the Agent that the circumstances giving rise to such suspension no longer exist. Before giving any such notice, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If any Bank determines that it may not lawfully continue to maintain any LIBOR Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Bank’s notice, and upon such conversion the Borrowers shall indemnify such Bank in accordance with Section 2.26.
     Section 2.25 Capital Adequacy. In the event that any Regulatory Change reduces or shall have the effect of reducing the rate of return on any Bank’s capital or the capital of its parent corporation (by an amount such Bank deems material) as a consequence of its Commitments and/or its Loans and/or any Letters of Credit or any Bank’s obligations to make Advances to cover Letters of Credit to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Borrowers shall, within 30 days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction. If any Bank fails to give such notice within 45 days after it obtains knowledge of such an event, such Bank shall, with respect to compensation payable pursuant to this Section, only be entitled to payment under this Section for diminished returns as a result of such reduction for the period from and after the date 45 days prior to the date that such Bank does give such notice. Any determination by any Bank under this Section and any certificate as to the amount of such reduction given to the Borrowers’ Agent by such Bank shall be final, conclusive and binding for all purposes, absent error.
     Section 2.26 Funding Losses; LIBOR Advances. The Borrowers shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including any interest paid by such Bank to lenders of funds borrowed by it to make or carry LIBOR Advances to the extent not recovered by such Bank in connection with the re-employment of such funds, but excluding loss of anticipated profits) which such Bank may sustain: (i) if for any reason, other than a default by such Bank, a funding of a LIBOR Advance does not occur on the date specified therefore in the Borrowers’ Agent’s request or notice as to such Advance under Section 2.2 or 2.4, or (ii) if, for whatever reason (including acceleration of the maturity of Advances following an Event of Default), any repayment of a LIBOR Advance, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto. A

Bank’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.
     Section 2.27 Discretion of Bank as to Manner of Funding. Each Bank shall be entitled to fund and maintain its funding of LIBOR Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including determinations under Section 2.26) shall be made as if such Bank had actually funded and maintained each LIBOR Advances during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the Interest Period and bearing an interest rate equal to the LIBO Rate for such Interest Period.
     Section 2.28 Taxes.
     (a) Any and all payments by the Borrowers hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”). Each Bank will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such taxes and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.
     (b) The Borrowers agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as “Other Taxes”).
     (c) The Borrowers shall indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes imposed on or paid by such Bank and the Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Agent the makes written demand therefore.
     (d) Within 30 days after the date of any payment of Taxes, the Borrowers shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under the Notes by or on behalf of the Borrowers through an account or branch outside the United States or by or on behalf of the Borrowers by a payor that is not a United States person, if the Borrowers determine that no Taxes are payable in respect thereof, the Borrowers shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

     (e) If any Borrower shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to the then or thereafter outstanding, such Borrower shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.
     (f) Each Bank that is not a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under the laws of the United States (or any jurisdiction thereof), or any estate or trust that is subject to federal income taxation regardless of the source of its income (a “Non-U.S. Bank”) shall deliver to the Borrower’s Agent and the Agent two copies of each U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Non-U.S. Bank claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Bank delivers a Form W-8, a certificate representing that such Non-U.S. Bank is not a “bank” for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower’s Agent and is not a controlled foreign corporation related to the Borrower’s Agent (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Bank claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower’s Agent under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Bank on or before the date it becomes a party to this Agreement. In addition, each Non-U.S. Bank shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Bank. Each Non-U.S. Bank shall promptly notify the Borrower’s Agent and the Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower’s Agent (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this subsection, a Non-U.S. Bank shall not be required to deliver any form pursuant to this subsection that such Non-U.S. Bank is not legally able to deliver.
     (g) The Borrowers will not be required to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.28 to any Bank for the account of any Applicable Lending Office of such Bank:
     (i) if the obligation to pay such additional amounts would not have arisen but for a failure by such Bank to comply with its obligations under subsection 2.28(f) in respect of such Applicable Lending Office;
     (ii) if such Bank shall have delivered to the Borrower’s Agent a Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto) in respect of such Applicable Lending Office pursuant to subsection 2.28(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower’s Agent hereunder for the account of such Lending Office for any reason other than a change in United States law, treaty or regulations or in the official interpretation of such law or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8BEN and/or Form W-8ECI (or any subsequent versions thereof or successors thereto); or
     (iii) if such Bank shall have delivered to the Borrower’s Agent a Form W-8 (or any subsequent versions thereof or successors thereto) in respect of such Applicable Lending Office pursuant to subsection 2.28(f), and such Bank shall not at any time be entitled to exemption from deduction or withholding of United States Federal income tax in respect of payments by the Borrower’s Agent hereunder for the account of such Applicable Lending Office for any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date of delivery of such Form W-8 (or subsequent versions thereof or successors thereto).
     (h) The Agent and the Banks agree to use commercially reasonable efforts, upon request by a Borrower and at such Borrower’s sole cost and expense, to assist such Borrower in obtaining a refund that is available to the Borrower of any Taxes paid by such Borrower hereunder; provided that (i) the Agent or Bank of which such request is made determines in its reasonable discretion, that such assistance would not be prejudicial and (ii) if any such refund is subsequently disallowed, such Borrower shall indemnify the Agent and the Banks for any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto. In the event that the Agent or any Bank receives a refund or tax credit when computing its tax payable in the jurisdiction in which the Agent or such Bank, as the case may be, is organized or maintains an Applicable Lending Office, in respect of Taxes paid by the Borrowers, the Agent or such Bank shall, to the extent it can do so without jeopardizing its right to such refund or credit, pay over to the Borrower’s Agent an amount that would leave the Agent or such Bank in the same position as if no such Taxes had been imposed; provided that (i) nothing contained in this paragraph 2.28(h) shall interfere with the right of the Agent or such Bank to arrange its tax affairs in whatever manner it thinks fit, nor require them to disclose any information relating to their tax affairs or any computations in respect thereof or to do anything that would prejudice their ability to benefit from any other credits, relief, remissions or repayments to which any of them may be entitled and (ii) if any such refund or tax credit is subsequently disallowed, then each Borrower shall within thirty (30) days of receiving notice of any such disallowance from the Agent or any Bank, return the amount paid to such Borrower under this section 2.28(h) to the Agent or Banks and indemnify the Agent and Banks for any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto.

     Section 2.29 Replacement of Bank in Respect of Increased Costs. Within forty-five (45) days after receipt by a Borrower or the Borrowers’ Agent of written notice and demand from any Bank (an “Affected Bank”) for payment of additional costs as provided in Sections 2.23, 2.25 or 2.28, the Borrowers’ Agent may, at its option, notify the Agent and such Affected Bank of the Borrowers’ intention to obtain, at the Borrowers’ expense, a replacement Bank (“Replacement Bank”) for such Affected Bank, which Replacement Bank shall be reasonably satisfactory to the Agent. In the event the Borrowers obtain a Replacement Bank within ninety (90) days following notice of its intention to do so, the Affected Bank shall sell and assign its Loans and Commitments to such Replacement Bank in accordance with the provisions of Section 9.5 hereof, provided that the Borrowers have reimbursed such Affected Bank for its increased costs and all other accrued but unpaid interest, fees and other amounts due to such Affected Bank hereunder or under any other Loan Document for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.
ARTICLE III
CONDITIONS PRECEDENT
     Section 3.1 Conditions of Initial Transaction. The making of the Term Loans and the initial Revolving Loans and the issuance of the initial Letter of Credit shall be subject to the prior or simultaneous fulfillment of the following conditions:
     (a) Documents. The Agent shall have received the following:
     (i) A Revolving Note and a Term Note drawn to the order of each Bank executed by a duly authorized officer (or officers) of the Borrowers and dated the Closing Date.
     (ii) The Security Documents duly executed by the respective parties thereto.
     (iii) A certificate of the Secretary or Assistant Secretary (or other appropriate officer) of each Borrower dated as of the Closing Date and certifying to the following:
     (A) A true and accurate copy of the corporate (or other) resolutions of such Borrower authorizing the execution, delivery and performance of the Loan Documents to which such Borrower is a party contemplated hereby and thereby;
     (B) The incumbency, names, titles and signatures of the officers of such Borrower authorized to execute the Loan Documents to which such Borrower is a party and to request Advances;
     (C) A true and accurate copy of the Articles of Incorporation (or the equivalent) of such Borrower with all amendments thereto, certified by the appropriate governmental official of the jurisdiction of organization as of a date acceptable to the Agent or, if previously delivered and certified to the Agent, a certification that such Articles of Incorporation (or the equivalent) remain unchanged and in full force and effect; and
     (D) A true and accurate copy of the bylaws (or other constituent documents), including all amendments thereto, for such Borrower or, if previously delivered and certified to the Agent, a certification that such bylaws (or other constituent documents) remain unchanged and in full force and effect.
     (iv) A certificate of good standing for each Borrower in the jurisdiction of its incorporation or organization and in the jurisdictions where the character of the properties owned or leased by such Borrower or the Business conducted by such Borrower makes such qualification necessary, certified by the appropriate governmental officials as of a date acceptable to the Agent.
     (v) Evidence reasonably satisfactory to the Agent and the Banks that the Permitted IPO has occurred substantially in accordance with the Dolan Media Registration Statement, raising net cash proceeds (as defined in the definition of Permitted IPO) of not less than $125,000,000.
     (vi) Evidence reasonably satisfactory to the Agent and the Banks that all Preferred Stock has been redeemed.
     (vii) A consolidated pro forma balance sheet of the Borrowers as at the Closing Date, adjusted to give effect to the consummation of the Permitted IPO, consistent in all material respects with the sources and uses of cash as previously described to the Agent and the Banks and the forecasts previously provided to the Banks.
     (viii) A compliance certificate based on the consolidated pro forma balance sheet of the Borrowers delivered pursuant to Section 3.1(a)(vii) calculating (after giving effect to the Permitted IPO) the Senior Leverage Ratio and demonstrating pro forma compliance with all financial covenants and ratios set forth in Sections 6.17 and 6.18.
     (ix) Evidence reasonably satisfactory to the Agent that the Agent is named as an additional insured or loss payee in respect of the insurance required to be maintained by the Borrowers pursuant to Section 5.3, on terms reasonably acceptable to the Agent.
     (x) A certificate dated the Closing Date of the chief executive officer or chief financial officer of each Borrower certifying on behalf of each Borrower as to the matters set forth in Sections 3.2(a), (b) and (c) below.
     (b) Opinion. The Agent shall have received a written legal opinion of counsel to the Borrowers addressing the Loan Documents in form and substance satisfactory to the Agent.

     (c) Compliance. Each Borrower shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by such Borrower prior to or simultaneously with the Closing Date.
     (d) Security Documents. All Security Documents (or financing statements with respect thereto) shall have been appropriately filed or recorded to the satisfaction of the Agent; any pledged collateral shall have been duly delivered to the Agent; and the priority and perfection of the Liens created by the Security Documents shall have been established to the satisfaction of the Agent and its counsel.
     (e) Other Matters. All corporate and legal proceedings relating to the Borrowers and all instruments and agreements in connection with the transactions contemplated by this Agreement shall be satisfactory in scope, form and substance to the Agent, the Banks and the Agent’s special counsel, and the Agent shall have completed due diligence with respect to the Borrowers to its and the Majority Banks’ satisfaction and shall have received all information and copies of all documents, including records of corporate proceedings, as any Bank or such special counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.
     (f) Fees and Expenses. The Agent shall have received for itself and for the account of the Banks all fees and other amounts due and payable by the Borrowers on or prior to the Closing Date, including the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 9.2.
     Section 3.2 Conditions Precedent to all Loans and Letters of Credit. The obligation of the Banks to make any Loans hereunder (including the Term Loans and the initial Revolving Loans) and of the LC Bank to issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the fulfillment of the following conditions:
     (a) Representations and Warranties. The representations and warranties contained in Article IV shall be true and correct in all material respects on and as of the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit with the same force and effect as if made on such date (unless such representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such specific date).
     (b) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date and on the date of each Revolving Loan or the date of issuance of each Letter of Credit or will exist after giving effect to the Revolving Loans made on such date or the Letter of Credit so issued.
     (c) Solvency. Notwithstanding any provision herein to the contrary, the Borrower or Borrowers that will be the recipient of the proceeds of the requested Loan or the applicant on the requested Letter of Credit shall not be, on the date of such requested Revolving Loan or the date of issuance of such Letter of Credit, insolvent, or have had a custodian, trustee or receiver appointed for such Borrower(s) on a substantial part of the property thereof.
     (d) Notices and Requests. The Agent shall have received the Borrowers’ Agent’s request for such Loans as required under Section 2.2 (or, with respect to an Incremental Term Loan, Section 2.13(b)(i)) or its application for such Letters of Credit specified under Section 2.9.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     To induce the Banks to enter into this Agreement and to make Loans hereunder and to induce the LC Bank to issue Letters of Credit, each Borrower represents and warrants to the Banks and the Agent for itself and each other Borrower, both before and after giving effect to the Related Transactions:
     Section 4.1 Organization, Standing, Etc. Each Borrower is a corporation or limited liability company duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Each Borrower has all requisite corporate or limited liability company power and authority to carry on its business as now conducted, to enter into this Agreement and to issue the Notes and to perform its obligations under the Borrower Loan Documents. Each of the Borrowers (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not constitute a Material Adverse Occurrence, and (b) is duly qualified and in good standing as a foreign corporation (or other organization) in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any assets or constitute a Material Adverse Occurrence.
     Section 4.2 Authorization and Validity. The execution, delivery and performance by each Borrower of the Borrower Loan Documents to which it is a party have been duly authorized by all necessary corporate or limited liability company action by such Borrower. This Agreement constitutes, and the Notes and other Borrower Loan Documents when executed will constitute, the legal, valid and binding obligations of each Borrower, enforceable against such Borrower in accordance with their respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and subject to limitations on the availability of equitable remedies.
     Section 4.3 No Conflict; No Default. The execution, delivery and performance by each Borrower of the Borrower Loan Documents will not (a) violate in any material respect any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any court, governmental agency or arbitrator presently in effect having applicability to such Borrower, (b) violate or contravene any provision of the Articles of Incorporation, bylaws or limited liability company agreement of such Borrower, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which such Borrower is a party or by which it or any of its properties may be bound or result in the creation of any Lien thereunder which breach or default could reasonably be expected to constitute a Material Adverse Occurrence. No Borrower is in default under or in violation of any such law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award or any such indenture, loan or credit agreement or other agreement, lease or instrument in any case in which the consequences of such default or violation could reasonably be expected to constitute a Material Adverse Occurrence.
     Section 4.4 Government Consent. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority is required on the part of any Borrower to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Borrower Loan Documents, except for any necessary filing or recordation of or with respect to any of the Security Documents.
     Section 4.5 Financial Statements and Condition. The audited consolidated financial statements for Dolan Media and its Subsidiaries as at December 31, 2006 and the unaudited interim consolidated financial statements for Dolan Media and its Subsidiaries as at March 31, 2007, as heretofore furnished to the Banks, have been prepared in accordance with GAAP on a consistent basis (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements) and fairly present the financial condition of the Borrowers as at such date and the results of its operations and changes in financial position for the period then ended. As of the dates of such financial statements, no Borrower had any material obligation, contingent liability, liability for taxes or long-term lease obligation which is not reflected in such financial statements or in the notes thereto. Since December 31, 2006, there has been no Material Adverse Occurrence.
     Section 4.6 Litigation. Except as set forth on Schedule 4.6 hereto, there are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened against or affecting any Borrower or any of their properties before any court or arbitrator, or any governmental department, board, agency or other instrumentality which could reasonably be expected to constitute a Material Adverse Occurrence, and there are no unsatisfied judgments against any Borrower, the satisfaction or payment of which would constitute a Material Adverse Occurrence.
     Section 4.7 Environmental, Health and Safety Laws. There does not exist any violation by any Borrower of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which has or could reasonably be expected to impose a material liability on a Borrower or which has required or could reasonably be expected to require a material expenditure by a Borrower to cure. No Borrower has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to constitute a Material Adverse Occurrence. Except as set out on Schedule 4.7 attached hereto, no Borrower has knowledge that it or its property will become subject to environmental laws or regulations during the term of this Agreement, compliance with which could reasonably be expected to require Capital Expenditures which would constitute a Material Adverse Occurrence.
     Section 4.8 ERISA. Each Plan is in substantial compliance with all applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements. No Reportable Event has occurred and is continuing with respect to any Plan. All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would reasonably be expected to result in the institution of proceedings to terminate any Plan under Section 4042 of ERISA. With respect to each Plan subject to Title IV of ERISA, as of the most recent valuation date for such Plan prior to the Closing Date, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations did not exceed the fair market value of such Plan’s assets.
     Section 4.9 Federal Reserve Regulations. No Borrower is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). The value of all margin stock owned by each Borrower does not constitute more than 25% of the value of the assets of such Borrower.
     Section 4.10 Title to Property; Leases; Liens; Subordination. Each Borrower has (a) good and marketable title to its real properties and (b) good and sufficient title to, or valid, subsisting and enforceable leasehold interest in, its other material properties, including all real properties, other properties and assets, referred to as owned by a Borrower in the most recent financial statement referred to in Section 5.1 (other than property disposed of since the date of such financial statements in the ordinary course of business). None of such properties is subject to a Lien, except as allowed under Section 6.14. No Borrower has subordinated any of its rights under any obligation owing to it to the rights of any other person.
     Section 4.11 Taxes. Each Borrower has filed all federal, state and material local tax returns required to be filed and has paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against it or any of its property and all other taxes, fees and other charges imposed on it or any of its property by any governmental authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP have been provided on the books of such Borrower). No material tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges. The charges, accruals and reserves on the books of the Borrowers in respect of taxes and other governmental charges are adequate in all material respects and the Borrowers know of no proposed material tax assessment against it.
     Section 4.12 Trademarks, Patents. Each Borrower possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in the conduct of its business, without known conflict with the rights of others.

     Section 4.13 Force Majeure. Since the date of the most recent financial statement referred to in Section 5.1, the business, properties and other assets of the Borrowers have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.
     Section 4.14 Investment Company Act. No Borrower is an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.
     Section 4.15 [Intentionally Omitted.]
     Section 4.16 Retirement Benefits. Except as set forth on Schedule 4.16 and except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, no Borrower is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.
     Section 4.17 Full Disclosure. Subject to the following sentence, neither the Registration Statement, financial statements referred to in Section 5.1 nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Borrowers in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading in any material respect. Certificates or statements furnished by or on behalf of the Borrowers to the Banks consisting of projections or forecasts of future results or events have been prepared in good faith and based on good faith estimates and assumptions of the management of the Borrowers, and, as of the Closing Date, the Borrowers have no reason to believe that such projections or forecasts are not reasonable.
     Section 4.18 Subsidiaries. As of the date of this Agreement, each Subsidiary of the Borrowers’ Agent is a Borrower and the Borrowers have no Subsidiaries other than those listed on Schedule 4.18, which sets forth the number and percentage of the shares of each class of Equity Interests owned beneficially or of record by the Borrowers, and the jurisdiction of organization of each Borrower.
     Section 4.19 Labor Matters. To the knowledge of any Borrower, there are no pending or threatened strikes, lockouts or slowdowns against the Borrowers. No Borrower has been or is in violation in any material respect of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, which violation would cause a Material Adverse Occurrence. All payments due from any Borrower on account of wages and employee health and welfare insurance and other benefits (in each case, except for de minimus amounts), have been paid or accrued as a liability on the books of such Borrower. The consummation of the transactions contemplated under the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Borrower is bound.
     Section 4.20 Solvency. After the making of any Loan and after giving effect thereto, (a) the fair value of the assets of the Borrowers taken as a whole, at a fair valuation, will exceed the Borrowers’ aggregate debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrowers taken as a whole will be greater than the amount that will be required to pay the probable liability of the Borrowers’ aggregate debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Borrower will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) no Borrower will have unreasonably small capital with which to conduct the business in which it is engaged as such business is proposed to be conducted following the Closing Date.
     Section 4.21 Anti-Terrorism Law Compliance. None of the Borrowers is subject to or in violation of any law, regulation or list of any government agency including the U.S. Office of Foreign Asset Control list, Executive Order 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any Advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower.
ARTICLE V
AFFIRMATIVE COVENANTS
     Until any obligation of the Banks hereunder to make the Term Loans and Revolving Loans and of the LC Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the LC Bank thereon shall have otherwise been discharged or otherwise collateralized pursuant to Section 2.10, unless the Agent and the Majority Banks shall otherwise consent in writing:
     Section 5.1 Financial Statements and Reports. The Borrowers’ Agent will furnish to the Agent, on behalf of the Banks:
     (a) As soon as available and in any event within 90 days after the end of each fiscal year of the Borrowers, the consolidated financial statements of the Borrowers consisting of at least statements of income, cash flow and changes in stockholders’ equity, and a consolidated balance sheet as at the end of such year, setting forth in each case in comparative form corresponding figures from the previous annual audit, and the consolidating financial statements of the Borrowers consisting of at least statements of income and balance sheets as at the end of such year, certified without qualification by McGladrey & Pullen, LLP or other independent certified public accountants of recognized national standing selected by the Borrowers and acceptable to the Agent, together with any management letters, management reports or other reasonably supplementary comments or reports to the Borrowers’ Agent or its board of directors furnished by such accountants; provided, however, that so long as the Borrowers are required to file reports on Form 10-K with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the Borrowers shall be deemed to have fulfilled their obligations to furnish the Agent the financial statements, management letters, management reports or other supplementary comments or reports in respect of any fiscal year by furnishing to the Agent a copy of said report for such fiscal year by the date prescribed in this Section 5.1(a).
     (b) Together with the audited financial statements required under Section 5.1(a), a statement by the accounting firm performing such audit to the effect that it has reviewed this Agreement and that in the course of performing its examination nothing came to its attention that caused it to believe that any Default or Event of Default exists, or, if such Default or Event of Default exists, describing its nature.
     (c) As soon as available and in any event within 45 days after the end of each fiscal quarter, unaudited consolidated statements of income for the Borrowers for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, a consolidated balance sheet of the Borrowers as at the end of such quarter, setting forth in each case in comparative form figures for the corresponding period for the preceding fiscal year, and a comparison of actual and budgeted revenue and Adjusted EBITDA for each business unit of the Borrowers for such quarter and the period from the beginning of such fiscal year to the end of such quarter, with corresponding figures for the prior fiscal year, together with an unaudited consolidated statement of cash flow for the Borrowers for such quarter and for the period from the beginning of such fiscal year to the end of such quarter, setting forth in comparative form figures for the corresponding period for the preceding fiscal year, accompanied by a certificate signed by the chief financial officer of the Borrowers’ Agent, on behalf of the Borrowers, stating that such financial statements present fairly the financial condition and cash flow of the Borrowers and that the same have been prepared in accordance with GAAP (except for the absence of footnotes and subject to year-end audit adjustments as to the interim statements); provided, however, that so long as the Borrowers are required to file reports on Form 10-Q with the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, the Borrowers shall be deemed to have fulfilled their obligations to furnish the Agent the financial statements, management letters, management reports or other supplementary comments or reports in respect of any fiscal year by furnishing to the Agent a copy of said report for such fiscal year by the date prescribed in this Section 5.1(b).
     (d) As soon as practicable and in any event within 45 days after the end of each fiscal quarter, a Compliance Certificate in the form attached hereto as Exhibit D signed by the chief financial officer of the Borrowers’ Agent on behalf of the Borrowers demonstrating in reasonable detail compliance (or noncompliance, as the case may be) with Sections 6.17 and 6.18, as at the end of such quarter and stating that as at the end of such quarter there did not exist any Default or Event of Default or, if such Default or Event of Default existed, specifying the nature and period of existence thereof and what action the Borrowers proposes to take with respect thereto.
     (e) As soon as practicable and in any event within 90 days after the beginning of each fiscal year of the Borrowers, statements of forecasted consolidated and consolidating income for the Borrowers for each fiscal quarter in such fiscal year and a forecasted consolidated balance sheet of the Borrowers as at the end of such fiscal year, together with supporting assumptions, consistent with the financial statements for prior reporting periods, all in reasonable detail and reasonably satisfactory in scope to Majority Banks.
     (f) Promptly upon any officer of any Borrower becoming aware of any Default or Event of Default, a notice describing the nature thereof and what action Borrowers propose to take with respect thereto.
     (g) Promptly upon any officer of any Borrower becoming aware of the occurrence, with respect to any Plan, of any Reportable Event or any Prohibited Transaction, a notice specifying the nature thereof and what action the Borrowers propose to take with respect thereto, and, when received, copies of any notice from PBGC of intention to terminate or have a trustee appointed for any Plan.
     (h) Promptly upon any officer of a Borrower becoming aware of any matter that has resulted or is reasonably likely to result in a Material Adverse Occurrence, a notice from the Borrowers’ Agent describing the nature thereof and what action Borrowers propose to take with respect thereto.
     (i) Promptly upon any officer of a Borrower becoming aware of (i) the commencement of any action, suit, investigation, proceeding or arbitration before any court or arbitrator or any governmental department, board, agency or other instrumentality affecting a Borrower or any property of such Person, or to which a Borrower is a party (other than litigation where the insurance insures against the damages claimed and the insurer has assumed defense of the litigation without reservation) and in which an adverse determination or result could reasonably be expected to constitute a Material Adverse Occurrence; or (ii) any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed by a Borrower which, if determined adversely to a Borrower would constitute a Material Adverse Occurrence, a notice from the Borrowers’ Agent describing the nature and status thereof and what action the Borrowers propose to take with respect thereto.
     (j) Promptly upon the mailing or filing thereof, copies of each annual report, proxy or financial statement or other report or communication sent to any Borrower’s shareholders, and copies of all annual, regular, periodic and special reports and registration statements which any Borrower may file or be required to file with the Securities and Exchange Commission (or any successor thereto) under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, (or any successor thereto), or any national securities exchange, and not otherwise required to be delivered to the Agent pursuant hereto.
     (k) From time to time, such other information regarding the business, operation and financial condition of any Borrower as any Bank may reasonably request.
     Section 5.2 Existence. Each Borrower will maintain its existence as a corporation or other entity, as applicable, in good standing under the laws of its jurisdiction of incorporation or formation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude such Borrower from enforcing its rights with respect to any material asset or would expose such Borrower to any material liability; provided, however, that nothing herein shall prohibit the merger or liquidation of any Subsidiary allowed under Section 6.1.
     Section 5.3 Insurance. Each Borrower shall maintain with financially sound and reputable insurance companies such insurance as may be required by law and such other insurance in such amounts and against such hazards as is customary in the case of reputable firms engaged in the same or similar business and similarly situated.
     Section 5.4 Payment of Taxes and Claims. Each Borrower shall file all federal, state and all material local and other tax returns and reports which are required by law to be filed by it and will pay before they become delinquent all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including those of suppliers, mechanics, carriers, warehouses, landlords and other like Persons) which, if unpaid, could reasonably be expected to result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as such Borrower’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on Borrowers’ books in accordance with GAAP.
     Section 5.5 Inspection. Each Borrower shall permit any Person designated by the Agent or the Majority Banks to visit and inspect any of the properties, books and financial records of such Borrower to examine and to make copies of the books of accounts and other financial records of such Borrower and to discuss the affairs, finances and accounts of such Borrower with, and to be advised as to the same by, its officers at such reasonable times and intervals as the Agent or the Majority Banks may designate. So long as no Event of Default exists, the expenses of the Agent or the Banks for such visits, inspections and examinations shall be at the expense of the Agent and the Banks, but any such visits, inspections and examinations made while any Event of Default is continuing shall be at the expense of such Borrower.
     Section 5.6 Maintenance of Properties. Each Borrower will maintain its properties used or useful in the conduct of its business in good condition, repair and working order, ordinary wear and tear, maintenance and condemnation and accidental casualty excepted, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.
     Section 5.7 Books and Records. Each Borrower will keep records and books of account in which complete entries will be made of its dealings, business and affairs sufficient to permit the preparation of financial statements in accordance with GAAP.
     Section 5.8 Compliance. Each Borrower will comply in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject; provided, however, that failure so to comply shall not be a breach of this covenant if such failure does not constitute a Material Adverse Occurrence and such Borrower is acting in good faith to cure such noncompliance. Without limiting the foregoing sentence, (a) each Borrower will ensure that no person who owns a controlling interest in or otherwise controls such Borrower is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) without limiting clause (a) above, each Borrower shall comply with all applicable Bank Secrecy Act (“BSA”) and anti-money laundering laws and regulations.
     Section 5.9 ERISA. Each Borrower will maintain each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all applicable rulings and regulations issued under the provisions of ERISA and of the Code and will not, and will not permit any of the ERISA Affiliates to (a) engage in any transaction in connection with which such Borrower or any of the ERISA Affiliates would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $50,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, such Borrower or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $50,000 or (c) fail to make any payments in an aggregate amount exceeding $250,000 to any Multiemployer Plan that such Borrower or any of the ERISA Affiliates may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.
     Section 5.10 Environmental Matters; Reporting. Each Borrower will observe and comply with all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could reasonably be expected to result in a material liability or otherwise constitute a Material Adverse Occurrence. The Borrowers’ Agent will give the Agent prompt written notice of any violation as to any environmental matter by any Borrower and of the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (a) in which an adverse determination or result could reasonably be expected to result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by any Borrower which are material to the operations of such Borrower, or (b) which will or could reasonably be expected to impose a material liability on such Borrower to any Person or which will require a material expenditure by the Borrower to cure any alleged problem or violation.
     Section 5.11 Further Assurances. Promptly upon request by the Agent or the Majority Banks, each Borrower shall execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all deeds, conveyances, mortgages, deeds of trust, trust deeds, assignments, estoppel certificates, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Agent or the Majority Banks may reasonably require from time to time in order: (a) to carry out more effectively the purposes of the Loan Documents, including to correct any defect or error that may be discovered in any Loan Document or in the execution, acknowledgement or recordation thereof; (b) to perfect and maintain the validity, effectiveness and priority of any security interests intended to be created by the Loan Documents including the delivery of a landlord waiver from any landlord required by the Agent or the Majority Banks; and (c) to better assure, convey, grant, assign, transfer, preserve, protect and confirm unto the Banks the rights granted now or hereafter intended to be granted to the Banks under any Loan Document or under any other instrument executed in connection with any Loan Document or that any Borrower may be or become bound to convey, mortgage or assign to the Agent for the benefit of the Banks in order to carry out the intention or facilitate the performance of the provisions of any Loan Document. Upon receipt of Agent’s or Majority Banks’ request therefor, the Borrowers’ Agent shall furnish to the Banks evidence satisfactory to the Majority Banks of every such recording, filing or registration.
ARTICLE VI
NEGATIVE COVENANTS
     Until any obligation of the Banks hereunder to make the Term Loans and Revolving Loans and of the LC Bank to issue Letters of Credit shall have expired or been terminated and the Notes and all of the other Obligations have been paid in full and all outstanding Letters of Credit shall have expired or the liability of the LC Bank thereon shall have otherwise been discharged or otherwise collateralized pursuant to Section 2.10, unless the Majority Banks shall otherwise consent in writing:
     Section 6.1 Merger. No Borrower will merge or consolidate or enter into any analogous reorganization or transaction with any Person or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided, however, any Borrower may be merged with or liquidated into Dolan Media or any other Borrower that is a wholly-owned Subsidiary (in each case, if Dolan Media or such Borrower that is a wholly-owned Subsidiary, as the case may be, is the surviving entity).
     Section 6.2 Disposition of Assets. No Borrower will directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of related transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
     (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
     (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of other equipment used in connection with the Borrower’s business, or the proceeds of such sale are applied with reasonable promptness to the purchase price of such other equipment;
     (c) sales or transfers of any property of a Borrower to another Borrower that is a direct or indirect wholly-owned Subsidiary of Dolan Media;
     (d) the sale or discount, in each case without recourse and in the ordinary course of business, of delinquent accounts and notes receivable arising in the ordinary course of business, but only in connection with the good faith compromise or collection thereof and not as part of any financing transaction;

     (e) the lease or sublease in the ordinary course of business of a non-material portion of its property or assets to any other Person, to the extent such lease or sublease, as the case may be, does not and could not reasonably be expected to interfere in any material respect with the business of any Borrower and any interest or title of a lessor or sublessor under any lease (whether a Capitalized Lease or an operating lease) permitted by this Agreement;
     (f) the sale of Investments permitted pursuant to Sections 6.12(c), (d), (e), (f) and (g), in each case in the ordinary course of business; and
     (g) other dispositions of property with an aggregate net book value not exceeding $5,000,000 per fiscal year.
     Section 6.3 Plans. No Borrower will permit any event to occur or condition to exist which would permit any Plan to terminate under any circumstances which would cause the Lien provided for in Section 4068 of ERISA to attach to any assets of any Borrower; and no Borrower will permit, as of the most recent valuation date for any Plan subject to Title IV of ERISA, the present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan and previously furnished in writing to the Banks) of such Plan’s projected benefit obligations to exceed the fair market value of such Plan’s assets by more than $250,000.
     Section 6.4 Change in Nature of Business. No Borrower will make any material change in the nature of the business of such Borrower, as carried on at the date hereof.
     Section 6.5 Acquisitions; Subsidiaries, Partnerships and Joint Ventures and Ownership. No Borrower will do any of the following: (a) purchase or lease or otherwise acquire all or substantially all of the assets of any Person, except for purchases by, or other transfers to, any of the other Borrowers, and except for Permitted Acquisitions; (b) form or enter into any partnership as a limited or general partner or into any joint venture, except in connection with Permitted Acquisitions; (c) except as a result of a transfer or other disposition permitted hereunder, take any action which would result in a decrease in a Borrower’s ownership in any Subsidiary including a decrease in the percentage of the shares of any class of Equity Interest in any Subsidiary owned by such Borrower; (d) form or acquire any Person that would thereby become a Subsidiary unless, upon the closing of such formation or acquisition, such Person fulfills the requirements of clauses (i) and (ii) below; (e) without the prior written consent of the Agent, appoint, consent to the appointment of, or otherwise elect a manager of APC other than Dolan APC LLC, Dolan Media or another wholly-owned Subsidiary of Dolan Media; or (f) without the prior written consent of the Agent, consent to a Lien on all or any part of the Equity Interests in APC (other than a Lien in favor of the Agent for the benefit of the Banks). Unless otherwise agreed by the Agent, substantially contemporaneously with the closing of a Permitted Acquisition (i) the Equity Interests of the acquired Person (or the Person acquiring such assets) shall, to the extent owned, directly or indirectly, by a Borrower, be pledged to the Agent, and (ii) such Person, to the extent it is or becomes a Subsidiary, shall enter into documents reasonably requested by the Agent to provide that such Person shall be obligated to repay the Loans and other amounts payable under the Loan Documents, and to grant to the Agent a first priority security interest (and to perfect such interest) subject to no other Liens, except for Liens permitted pursuant to Section 6.14 hereof, for the benefit of the Banks, in the assets of such Person.
     Section 6.6 Negative Pledges. Except in connection with Indebtedness secured by Liens permitted pursuant to Section 6.14(i), no Borrower will enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would (i) prohibit such Borrower from granting, or otherwise limit the ability of such Borrower to grant, to the Banks any Lien on any assets or properties of such Borrower, or (ii) require such Borrower to grant a Lien to any other Person if such Borrower grants any Lien to the Banks. At the request of a Borrower, the Agent shall release its Lien on any property subject to a Lien permitted pursuant to Section 6.14(i).
     Section 6.7 Restricted Payments. No Borrower will make any Restricted Payments, other than (a) payments made under Acquisition Services Agreements, (b) Restricted Payments made to repurchase stock of any Borrower owned by an officer, director, consultant or employee of any Borrower in connection with the termination of such officer’s, director’s, consultant’s or employee’s employment, provided the aggregate amount of such Restricted Payments under this Section 6.7(b) made by the Borrowers in any fiscal year does not exceed $1,000,000, (c) Restricted Payments made from one Borrower to another Borrower, (d) Restricted Payments consisting of dividends payable to members of APC other than a Borrower pursuant to the terms of the APC LLC Agreement, (e) payments made to stockholders of Dolan Media in connection with the redemption by Dolan Media of all shares of Preferred Stock (including all shares of Series A Preferred Stock and Series B Preferred Stock that will be issued to holders of Series C Preferred Stock upon the conversion of the Series C Preferred Stock), in each case so long as such redemption is funded solely with the proceeds of the Permitted IPO, (f) Restricted Payments consisting of prepayments of Indebtedness incurred in connection with Permitted Acquisitions or under Acquisition Services Agreements so long as the aggregate amount prepaid by the Borrowers does not exceed $5,000,000, and (g) payments made in satisfaction of APC’s obligations under Section 7.7 of the APC LLC Agreement as such Section is in effect on the Closing Date.
     Section 6.8 Transactions with Affiliates. No Borrower will (i) enter into any transaction with any Affiliate of such Borrower, except (a) for those transactions described on Schedule 6.8 or otherwise permitted under any Loan Document, (b) for overhead expenses and similar items shared among the Borrowers in a manner consistent with past practice, and (c) upon fair and reasonable terms no less favorable than such Borrower would obtain in a comparable arm’s-length transaction with a Person not an Affiliate, or (ii) without the prior written consent of the Majority Banks, amend, modify, supplement or waive, or consent to the amendment, modification, supplement or waiver of, the terms of the APC LLC Agreement relating to (A) dividends or other distributions on account of the Equity Interests of APC (including those set forth in Article IV thereof), (B) restrictions and conditions on Liens or on the Equity Interests in APC (including those set forth in Section 7.3 and 7.4 thereof and the definition of Permitted Transferee therein), and (C) the drag-along and tag-along rights with respect to sale of the Equity Interests in, and assets of, APC (including those set forth in Section 7.5 and 7.6 thereof).

     Section 6.9 Accounting Changes. No Borrower will make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year from a year end of each December 31.
     Section 6.10 [Intentionally Omitted.]
     Section 6.11 [Intentionally Omitted.]
     Section 6.12 Investments. No Borrower will acquire for value, make, have or hold any Investments, except:
     (a) Investments existing on the date of this Agreement and described on Schedule 6.12;
     (b) travel advances to management personnel and employees in the ordinary course of business;
     (c) Investments in readily marketable direct obligations issued or guaranteed by the United States or any agency thereof and supported by the full faith and credit of the United States;
     (d) certificates of deposit or bankers’ acceptances issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital and surplus of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Agent;
     (e) commercial paper given the highest rating by a nationally recognized rating service;
     (f) repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America with a term of not more than seven (7) days; provided all such agreements shall require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;
     (g) other readily marketable Investments that are reasonably acceptable to the Agent;
     (h) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
     (i) shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (j) Investments by any Borrower in any other Borrower that (i) is a direct or indirect wholly-owned Subsidiary of Dolan Media, and (ii) at the time such investment is made, is not insolvent, has not had a custodian, trustee or receiver appointed for such

Person or a substantial part of the property thereof, or is the debtor in any bankruptcy, reorganization, debt arrangement, dissolution, liquidation or similar proceeding.
     (k) Investments by any Borrower in APC, (i) to the extent existing on the Closing Date, and (ii) to the extent made after the Closing Date in connection with any Permitted Acquisition;
     (l) Permitted Acquisitions; and
     (m) any other Investments if the aggregate consideration therefor does not exceed $5,000,000.
Any Investments under clauses (c), (d), (e) or (f) above must mature within one year of the acquisition thereof by such Borrower.
     Section 6.13 Indebtedness. The Borrowers will not incur, create, issue, assume or suffer to exist any Indebtedness, except:
     (a) the Obligations;
     (b) Current Liabilities, other than for borrowed money, incurred in the ordinary course of business;
     (c) Indebtedness existing on the date of this Agreement and disclosed on Schedule 6.13 hereto, but not including any extension or refinancing thereof;
     (d) Indebtedness secured by Liens permitted under Section 6.14 hereof, not to exceed $2,500,000 in the aggregate in any fiscal year;
     (e) Indebtedness, including that under Acquisition Services Agreements, incurred as seller financing of Permitted Acquisitions, provided, that rates of interest on such Indebtedness shall not exceed the rates applicable to Prime Rate Advances by more than 2.00% per annum (including deferred interest);
     (f) Indebtedness consisting of endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
     (g) the Rate Protection Obligations;
     (h) unsecured Indebtedness of any Borrower that is a direct or indirect wholly-owned Subsidiary of Dolan Media to any other Borrower that, at the time such Indebtedness is incurred, is not insolvent, has not had a custodian, trustee or receiver appointed for such Person or a substantial part of the property thereof, or is not the debtor in any bankruptcy, reorganization, debt arrangement, dissolution, liquidation or similar proceeding.

     (i) unsecured Indebtedness of APC to any other Borrower (i) to the extent existing on the Closing Date, and (ii) to the extent incurred after the Closing Date in connection with any Permitted Acquisition;
     (j) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 6.15;
     (k) unsecured Indebtedness constituting a “Put Note” issued by APC pursuant to Section 7.7 of the APC LLC Agreement as such Section is in effect on the Closing Date; and
     (l) unsecured Indebtedness otherwise complying with the terms hereof in an aggregate principal amount outstanding not to exceed $5,000,000.
     Section 6.14 Liens. No Borrower will create, incur, assume or suffer to exist any Lien, or enter into, or make any commitment to enter into, any arrangement for the acquisition of any property through conditional sale, lease-purchase or other title retention agreements, with respect to any property now owned or hereafter acquired by such Borrower, except:
     (a) Liens granted to the Agent and the Banks under the Security Documents to secure the Obligations;
     (b) Liens existing on the date of this Agreement and disclosed on Schedule 6.14 hereto;
     (c) deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, in the ordinary course of business of the Borrower;
     (d) Liens for taxes, fees, assessments and governmental charges not delinquent or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4;
     (e) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens arising in the ordinary course of business, for sums not due or to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of Section 5.4;
     (f) Liens incurred or deposits or pledges made or given in connection with, or to secure payment of, indemnity, performance or other similar bonds;
     (g) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restriction against access by a Borrower in excess of those set forth by regulations promulgated by the Board, and (ii) such deposit account is not intended by such Borrower to provide collateral to the depository institution;

     (h) encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property and landlord’s Liens under leases on the premises rented, which do not materially detract from the value of such property or impair in any material respect the use thereof in the business of a Borrower;
     (i) the interest of any lessor under any Capitalized Lease entered into after the Closing Date or purchase money Liens on property acquired after the Closing Date; provided, that, (i) the Indebtedness secured thereby is otherwise permitted by this Agreement and (ii) such Liens are limited to the property acquired and do not secure Indebtedness other than the related Capitalized Lease Obligations or the purchase price of such property; and
     (j) Liens consisting of judgments or judicial attachment liens securing judgments, decrees and attachments that do not constitute an Event of Default, provided that foreclosure, levy or any other similar enforcement proceedings have not been commenced with respect to such Liens.
     Section 6.15 Contingent Liabilities. No Borrower will: (i) other than guarantees of obligations of other Borrowers, Contingent Obligations in respect of Indebtedness permitted hereunder; Contingent Obligations for the benefit of the Banks or any Rate Protection Provider, and the F&H Guaranty, endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, (ii) agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, or (iii) enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; and except, in any event, Contingent Obligations existing on the date of this Agreement and described on Schedule 6.15 and Contingent Obligations for the benefit of the Banks.
     Section 6.16 [Intentionally Omitted].
     Section 6.17 Fixed Charge Coverage Ratio. The Borrowers will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter for the four consecutive fiscal quarters ending on that date, to be less than 1.20 to 1.00.
     Section 6.18 Senior Leverage Ratio. The Borrowers will not permit the Senior Leverage Ratio, as of the last day of any fiscal quarter, to be more than 4.50 to 1.00.
     Section 6.19 Loan Proceeds. No Borrower will use any part of the proceeds of any Loan or Advances directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock (as defined in Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X of the Board.

     Section 6.20 Sale and Leaseback Transactions. No Borrower will enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, and thereafter lease such property for the same or a substantially similar purpose or purposes as the property sold or transferred.
     Section 6.21 Hedging Agreements. No Borrower will enter into any hedging arrangements other than with a Rate Protection Provider.
ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES
     Section 7.1 Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:
     (a) The Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of interest on the Note, any fee or other amount required to be made to the Agent, the LC Bank or any Bank pursuant to the Loan Documents or any payment on any Rate Protection Obligation, and such failure shall continue for five (5) or more days, or the Borrowers shall fail to make when due, whether by acceleration or otherwise, any payment of principal on the Note.
     (b) Any representation or warranty made by or on behalf of any Borrower in this Agreement or any other Loan Document or by or on behalf of any Borrower in any certificate, statement, report or document herewith or hereafter furnished to any Bank, the LC Bank or the Agent pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified.
     (c) Any Borrower shall fail to comply with Sections 5.2 or 5.3 hereof or any Section of Article VI hereof.
     (d) Any Borrower shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those hereinabove set forth in this Section 7.1) and such failure to comply shall continue for 30 days after whichever of the following dates is the earliest: (i) the date any Borrower or the Borrowers’ Agent gives notice of such failure to the Banks, (ii) the date any Borrower should have given notice of such failure to the Agent pursuant to Section 5.1(f), or (iii) the date the Agent or any Bank gives notice of such failure to the Borrower.
     (e) Any default (however denominated or defined) shall occur under any Security Document.
     (f) Any Material Borrower or any combination of other Borrowers that, in the aggregate, generate or own ten percent (10%) or more of the total revenues and/or assets of the Business Information Division and/or Professional Services Division of Dolan Media, as determined by reference to the most recent report on Form 10-Q or Form 10-K, as the case may be, with respect to the Borrowers filed with the Securities and Exchange Commission, for the year to date or twelve month period, as applicable, covered thereby, shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of such Person(s) or for a substantial part of the property thereof or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for any such Person(s) or for a substantial part of the property thereof and shall not be discharged within 60 days, or any such Person(s) shall make an assignment for the benefit of creditors.
     (g) Any bankruptcy, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against any Borrower and, if instituted against any such Borrower(s), shall have been consented to or acquiesced in by such Borrower(s), or shall remain undismissed for 60 days, or an order for relief shall have been entered against such Borrower(s).
     (h) Any dissolution or liquidation proceeding not permitted by Section 6.1 shall be instituted by or against any Borrower, and, if instituted against any Borrower, shall be consented to or acquiesced in by such Borrower or shall remain for 30 days undismissed.
     (i) A judgment or judgments for the payment of money in excess of the sum of $1,000,000 in the aggregate shall be rendered against any Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than 45 days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.
     (j) The maturity of any material Indebtedness of any Borrower (other than Indebtedness under this Agreement) shall be accelerated, or any Borrower shall fail to pay any such material Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such material Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor. For purposes of this Section, Indebtedness of any Borrower shall be deemed “material” if it exceeds $1,000,000 as to any item of Indebtedness or in the aggregate for all items of Indebtedness with respect to which any of the events described in this Section 7.1(j) has occurred.
     (k) Any execution or attachment shall be issued whereby any substantial part of the property of any Borrower shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 45 days after the issuance thereof purported to be covered thereby with an aggregate fair market value of greater than $250,000.
     (l) Any Security Document shall, at any time, cease to be in full force and effect or shall be judicially declared null and void, or the validity or enforceability thereof shall be contested by any Borrower, or the Agent or the Banks shall cease to have a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority, security interest in any of the collateral described therein.
     (m) Any Change of Control shall occur.
     Section 7.2 Remedies. If (a) any Event of Default described in Sections 7.1 (f), (g) or (h) shall occur with respect to any Borrower, the Commitments shall automatically terminate and the Notes and all other Obligations shall automatically become immediately due and payable, and the Borrowers shall without demand pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit; or (b) any other Event of Default shall occur and be continuing, then, upon receipt by the Agent of a request in writing from the Majority Banks, the Agent shall take any of the following actions so requested: (i) declare the Commitments terminated, whereupon the Commitments shall immediately terminate, (ii) declare the outstanding unpaid principal balance of the Notes, the accrued and unpaid interest thereon and all other Obligations to be forthwith due and payable, whereupon the Notes, all accrued and unpaid interest thereon and all such Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, and (iii) demand that the Borrowers pay into the Holding Account an amount equal to the aggregate face amount of all outstanding Letters of Credit. Upon the occurrence of any of the events described in clause (a) of the preceding sentence, or upon the occurrence of any of the events described in clause (b) of the preceding sentence when so requested by the Majority Banks, the Agent may exercise all rights and remedies under any of the Loan Documents, and enforce all rights and remedies under any applicable law.
     Section 7.3 Offset. In addition to the remedies set forth in Section 7.2, upon the occurrence of any Event of Default and thereafter while the same be continuing, each Borrower hereby irrevocably authorizes each Bank to set off immediately, without any notice, any Obligations owed to such Bank against all deposits and credits of such Borrower with, and any and all claims of such Borrower against, such Bank. Such right shall exist whether or not such Bank shall have made any demand hereunder or under any other Loan Document, whether or not the Obligations, or any part thereof, or deposits and credits held for the account of the Borrowers is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to such Bank or the Banks. Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Borrowers’ Agent of its exercise of such setoff right; provided, however, that the failure of any Bank to provide such notice shall not affect the validity of the exercise of such setoff rights. Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any Bank to all rights of banker’s Lien, setoff and counterclaim available pursuant to law.
ARTICLE VIII
THE AGENT
     The following provisions shall govern the relationship of the Agent with the Banks.

     Section 8.1 Appointment and Authorization. Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for any such Person’s own gross negligence or willful misconduct. The Agent shall act as an independent contractor in performing its obligations as Agent hereunder. The duties of the Agent shall be mechanical and administrative in nature, and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, any Borrower or the Banks.
     Section 8.2 Note Holders. The Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.
     Section 8.3 Consultation With Counsel. The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.
     Section 8.4 Loan Documents. The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document or be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.
     Section 8.5 USBNA and Affiliates. With respect to its Commitments and the Loans made by it, USBNA shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and USBNA and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers as if it were not the Agent.
     Section 8.6 Action by Agent. Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents. The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law. The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.
     Section 8.7 Credit Analysis. Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of any Borrower in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of each Borrower. Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.
     Section 8.8 Notices of Event of Default, Etc. In the event that the Agent shall have acquired actual knowledge of any Event of Default or Default, the Agent shall promptly give notice thereof to the Banks. The Agent shall not be deemed to have knowledge or notice of any Default or Event of Default, except with respect to actual defaults in the payment of principal, interest and fees required to be paid to the Agent for its own account or for the account of the Banks, unless the Agent shall have received written notice from a Bank or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.
     Section 8.9 Indemnification. Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Borrowers), ratably according to such Bank’s share of the aggregate Commitments from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or any of its director’s, officer’s or employee’s gross negligence or willful misconduct. No payment by any Bank under this Section shall relieve any Borrower of any of its obligations under this Agreement.
     Section 8.10 Payments and Collections. All funds received by the Agent in respect of any payments made by any Borrower on the Term Notes shall be distributed promptly on the date of receipt thereof by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Term Loan Percentage. All funds received by the Agent in respect of any payments made by any Borrower on the Revolving Notes, Revolving Commitment Fees or Letter of Credit Fees shall be distributed promptly on the date of receipt thereof by the Agent among the Banks, in like currency and funds as received, ratably according to each Bank’s Revolving Percentage. After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Borrowers or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order: (a) first to the Agent or any Bank that has incurred unreimbursed costs of collection with respect to any Obligations hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to the Agent for the pro rata account of (i) the Banks (in accordance with their respective Total Percentages) for application on the Notes and (ii) the Rate Protection Providers (in accordance with their outstanding and owed Rate Protection Obligations) for application on the Rate Protection Agreements; (c) next to the Agent for the account of the Banks (in accordance with their respective Revolving Percentages) for any unpaid Revolving Commitment Fees or Letter of Credit Fees owing by the Borrowers hereunder; and (d) last to the Agent to be held in the Holding Account to cover any outstanding Letters of Credit.

     Section 8.11 Sharing of Payments. If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank’s share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. Subject to the participation purchase obligation above, each Bank agrees to exercise any and all rights of setoff, counterclaim or banker’s lien first fully against any Notes and participations therein held by such Bank, next to any other Indebtedness of the Borrowers to such Bank arising under or pursuant to this Agreement and to any participations held by such Bank in Indebtedness of the Borrowers arising under or pursuant to this Agreement, and only then to any other Indebtedness of any Borrower to such Bank.
     Section 8.12 Advice to Banks. The Agent shall promptly forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Borrowers by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Borrowers directly to each Bank.
     Section 8.13 Defaulting Bank.
     (a) Remedies Against a Defaulting Bank. In addition to the rights and remedies that may be available to the Agent or the Borrowers’ Agent under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank. If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrowers may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the overnight Federal Funds rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

     (b) Purchase from Defaulting Bank. Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitments. If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank’s Commitments on a pro rata basis. Upon any such purchase, the Defaulting Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in 9.5, including an Assignment in form acceptable to the Agent. The purchase price for the Commitments of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Borrowers to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Borrowers). Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a). The Defaulting Bank shall be entitled to receive amounts owed to it by the Borrowers under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Borrowers. There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.
     Section 8.14 Resignation. If at any time USBNA shall deem it advisable, in its sole discretion, it may submit to each of the Banks and the Borrowers’ Agent a written notification of its resignation as Agent under this Agreement, such resignation to be effective upon the appointment of a successor Agent, but in no event later than 30 days from the date of such notice. Upon submission of such notice, the Majority Banks may appoint a successor Agent. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor agent, and the retiring Agent’s appointment, powers and duties as Agent shall be terminated. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Modifications. Notwithstanding any provisions to the contrary herein, any term of this Agreement may be amended with the written consent of the Borrowers’ Agent;

provided that no amendment, modification or waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such amendment, modification, waiver or consent shall be effective only in the specific instance and for the purpose for which given. (The Agent may enter into amendments or modifications of, and grant consents and waivers to departure from the provisions of, those Loan Documents to which the Banks are not signatories without the Banks joining therein, provided the Agent has first obtained the separate prior written consent to such amendment, modification, consent or waiver from the Majority Banks.) Notwithstanding the forgoing, no such amendment, modification, waiver or consent shall:
     (i) reduce the rate or extend the time of payment of interest on any Loan, or reduce the amount of the principal thereof, or modify any of the provisions of any Note with respect to the payment or repayment thereof, without the consent of all the Banks ; or
     (ii) increase the amount or extend the time of any Commitment of any Bank, without the consent of all the Banks; or
     (iii) reduce the rate or extend the time of payment of any fee payable to a Bank, without the consent of all the Banks; or
     (iv) except as may otherwise be expressly provided in any of the other Loan Documents, release any material portion of collateral securing, or any guaranties for, all or any part of the Obligations without the consent of all the Banks; or
     (v) amend or modify the definition of Majority Banks or otherwise reduce the percentage of the Banks required to approve or effectuate any such amendment, modification, waiver, or consent, without the consent of all the Banks; or
     (vi) amend, modify or waive any of the foregoing Section 9.1(i) through Section 9.1(v) or this Section 9.1(vi) without the consent of all the Banks; or
     (vii) amend, modify or waive any provision of this Agreement relating to the Agent in its capacity as Agent without the consent of the Agent; or
     (viii) amend or modify clause (f) of the definition of Permitted Acquisitions without the consent of all of the Banks; or
     (ix) amend or modify any of Section 2.13(c); or
     (x) amend, modify or waive any provision of this Agreement relating to the issuance of Letters of Credit without the consent of the Majority Banks and the LC Bank.

     Section 9.2 Expenses. Whether or not the transactions contemplated hereby are consummated, the Borrowers agree to reimburse the Agent upon demand for all reasonable out-of-pocket expenses paid or incurred by the Agent (including filing and recording costs and fees and expenses of Dorsey & Whitney LLP, counsel to the Agent) in connection with the syndication, negotiation, preparation, approval, review, execution, delivery, administration, amendment, modification and interpretation of this Agreement and the other Loan Documents and any commitment letters relating thereto. The Borrowers shall also reimburse the Agent and each Bank upon demand for all reasonable out-of-pocket expenses (including expenses of legal counsel) paid or incurred by the Agent or any Bank in connection with the collection and enforcement of this Agreement and any other Loan Document. The obligations of the Borrowers under this Section shall survive any termination of this Agreement.
     Section 9.3 Waivers, etc. No failure on the part of the Agent or the holder of a Note to exercise and no delay in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The remedies herein and in the other Loan Documents provided are cumulative and not exclusive of any remedies provided by law.
     Section 9.4 Notices. Except when telephonic notice is expressly authorized by this Agreement, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first Business Day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed; provided, however, that any notice to the Agent or any Bank under Article II hereof shall be deemed to have been given only when received by the Agent or such Bank.
     Section 9.5 Successors and Assigns; Participations; Purchasing Banks.
     (a) This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Borrowers may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Majority Banks.
     (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions (“Participants”) participating interests in a minimum amount of $5,000,000 in any Revolving Loan or any Term Loan or other Obligation owing to such Bank, any Revolving Note or any Term Note held by such Bank, and any Commitment of such Bank, or any other interest of such Bank hereunder. In the event of any such sale by any Bank of participating interests to a Participant, (i) such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note or any such Term Note for all purposes under this Agreement, (iv) the Borrowers, the Borrowers’ Agent and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver without the prior consent of such Participant; provided, however, that each Participant shall be bound by Section 9.6 as if it was a Bank. Each Borrower agrees that if amounts outstanding under this Agreement, the Revolving Notes, the Term Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note, any Term Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note, any Term Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 9.11. Each Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.23, 2.24, 2.25 and 2.26 (and subject to the provisions of Section 2.29) with respect to its participation in the Commitments and Loans; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.
     (c) Each Bank may, from time to time, with the consent of the Agent and the Borrowers’ Agent (neither of which consents shall be unreasonably withheld or delayed; and if an Event of Default shall have occurred and be continuing, then consent of the Borrowers’ Agent shall not be required), assign to other Eligible Assignees all or part of its rights or obligations hereunder or under any Loan Document in a minimum amount of $5,000,000 evidenced by any Revolving Note then held by that Bank, together with equivalent proportions of its Revolving Commitment, any Term Note then held by that Bank, its Term Loan Commitment or Incremental Term Loan Commitment, as applicable, pursuant to written agreements executed by such assigning Bank, such Eligible Assignee(s), the Borrowers and the Agent in substantially the form of Exhibit C, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes and Term Notes which is to be assigned to each Assignee and the portion of the Commitments of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that, except in the case of an assignment by a Bank to one of its Affiliates, the assigning Bank or the Eligible Assignee must pay to the Agent a processing and recordation fee of $3,500 per assignment. Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Eligible

Assignee, the Borrowers and the Agent, payment to the assigning Bank by such Eligible Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Borrowers’ Agent of a copy of the relevant Assignment Agreement, (x) such Eligible Assignee shall thereupon become a “Bank” for all purposes of this Agreement with a pro rata share of the Commitments in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Eligible Assignee and (z) the address for notices to such Eligible Assignee shall be as specified in the Assignment Agreement executed by it. Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the Revolving Note and Term Note a portion of which is being assigned, and the Borrowers shall execute and deliver a Revolving Note and Term Note to the Eligible Assignee in the amount of its Revolving Commitment, Term Loan Commitment or Incremental Term Loan Commitment, respectively and as applicable, and a new Revolving Note and Term Note to the assigning Bank in the amount of its Revolving Commitment, Term Loan Commitment or Incremental Term Loan Commitment, respectively and as applicable, after giving effect to the reduction occasioned by such assignment, all such Notes to constitute “Revolving Notes” and “Term Notes” for all purposes of this Agreement and of the other Loan Documents.
     (d) The Borrowers shall not be liable for any costs incurred by any Bank in effecting any participation or assignment under subparagraph (b) or (c) of this subsection.
     (e) Each Bank may disclose to any Eligible Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Bank’s possession concerning the Borrowers which has been delivered to such Bank by or on behalf of the Borrowers pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Borrowers in connection with such Bank’s credit evaluation of such Borrower prior to entering into this Agreement, provided that prior to disclosing such information, such Bank shall first obtain the agreement of such prospective Eligible Assignee or Participant to comply with the provisions of Section 9.6.
     (f) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, however, that the creation of such security interest or pledge shall not by itself relieve such Banks from its obligations hereunder.
     Section 9.6 Confidentiality of Information. The Agent and each Bank shall use reasonable efforts to assure that information about the Borrowers and their operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to or obtained by the Agent or such Bank pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between such Bank and any

Borrower and shall not be divulged to any Person other than the Banks, their Affiliates and their respective officers, directors, employees and agents, except: (a) to their attorneys and accountants, (b) in connection with the enforcement of the rights of the Agent and the Banks hereunder and under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in the immediately preceding Section, (d) if such information is generally available to the public other than as a result of disclosure by the Agent or any Bank, (e) to any direct or indirect contractual counterparty in any hedging arrangement or such contractual counterparty’s professional advisor, (f) to any nationally recognized rating agency that requires information about any Bank’s investment portfolio in connection with ratings issued with respect to such Bank, and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Bank or by any applicable law, rule, regulation or judicial process, the opinion of any Bank’s counsel concerning the making of such disclosure to be binding on the parties hereto. No Bank shall incur any liability to the Borrowers by reason of any disclosure permitted by this Section. Notwithstanding anything herein to the contrary, confidential information shall not include, and the Agent and each Bank may disclose to any and all Persons, without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or such Bank relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that related to the tax treatment or tax structure of the Loans, Letters of Credit and transactions contemplated hereby.
     Section 9.7 Governing Law and Construction. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS. Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under such applicable law, but, if any provision of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement, the other Loan Documents or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto.
     Section 9.8 Consent to Jurisdiction. AT THE OPTION OF THE AGENT, THIS AGREEMENT AND THE OTHER BORROWER LOAN DOCUMENTS MAY BE ENFORCED IN ANY FEDERAL COURT OR MINNESOTA STATE COURT SITTING IN HENNEPIN COUNTY; AND EACH BORROWER CONSENTS TO THE JURISDICTION AND VENUE OF ANY SUCH COURT AND WAIVES ANY ARGUMENT THAT VENUE

IN SUCH FORUMS IS NOT CONVENIENT. IN THE EVENT ANY BORROWER COMMENCES ANY ACTION IN ANOTHER JURISDICTION OR VENUE UNDER ANY TORT OR CONTRACT THEORY ARISING DIRECTLY OR INDIRECTLY FROM THE RELATIONSHIP CREATED BY THIS AGREEMENT, THE AGENT AT ITS OPTION SHALL BE ENTITLED TO HAVE THE CASE TRANSFERRED TO ONE OF THE JURISDICTIONS AND VENUES ABOVE-DESCRIBED, OR IF SUCH TRANSFER CANNOT BE ACCOMPLISHED UNDER APPLICABLE LAW, TO HAVE SUCH CASE DISMISSED WITHOUT PREJUDICE.
     Section 9.9 Waiver of Jury Trial. EACH BORROWER, THE AGENT AND EACH BANK IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
     Section 9.10 Survival of Agreement. All representations, warranties, covenants and agreement made by each Borrower herein or in the other Borrower Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Borrowers of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Borrowers under Sections 9.2, and 9.11 shall survive payment in full of the Obligations and the termination of the Commitments.
     Section 9.11 Indemnification. The Borrowers hereby agree to defend, protect, indemnify and hold harmless the Agent, the Banks and their respective Affiliates and the directors, officers, employees, attorneys and agents of the Agent, the Banks and their respective Affiliates (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:
     (a) by reason of, relating to or in connection with the execution, delivery, performance or enforcement of any Loan Document, any commitments relating thereto, or any transaction contemplated by any Loan Document; or
     (b) by reason of, relating to or in connection with any credit extended or used under the Loan Documents or any act done or omitted by any Person, or the exercise of any rights or remedies thereunder, including the acquisition of any collateral by the Banks by way of foreclosure of the Lien thereon, deed or bill of sale in lieu of such foreclosure or otherwise;

provided, however, that the Borrowers shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s (or any of such Indemnitee’s directors’, officers’, employees’, attorneys’ or agents’) gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.
     This indemnification applies to any act, omission, event or circumstance existing or occurring on or prior to the later of the Term Loan Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section. The indemnification provisions set forth above shall be in addition to any liability the Borrowers may otherwise have. Without prejudice to the survival of any other obligation of the Borrowers hereunder the indemnities and obligations of the Borrowers contained in this Section shall survive the payment in full of the other Obligations.
     Section 9.12 Captions. The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.
     Section 9.13 Entire Agreement. This Agreement and the other Borrower Loan Documents embody the entire agreement and understanding between the Borrowers, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof (including any term sheet relating to the financing provided herein). Nothing contained in this Agreement or in any other Loan Document, expressed or implied, is intended to confer upon any Persons other than the parties hereto any rights, remedies, obligations or liabilities hereunder or thereunder.
     Section 9.14 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.
     Section 9.15 Borrower Acknowledgements. Each Borrower hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to such Borrower, the relationship being solely that of debtor and creditor, (c) no joint venture exists between such Borrower and the Agent or any Bank, and (d) neither the Agent nor any Bank undertakes any responsibility to such Borrower to review or inform such Borrower of any matter in connection with any phase of the business or operations of such Borrower and such Borrower shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to, the Borrowers by the Agent or any Bank is for the protection of the Banks and neither such Borrower nor any third party is entitled to rely thereon.
     Section 9.16 Appointment of and Acceptance by Borrowers’ Agent. Each Borrower hereby appoints and authorizes the Borrowers’ Agent to take such action as its agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Borrowers’ Agent by the terms thereof, together with such power that are reasonably incidental thereto, and Dolan Media Company hereby accepts such appointment.
     Section 9.17 Automatic Debit of Fees. Each Borrower hereby authorizes the Agent to automatically debit any operating account held by such Borrower at USBNA for any interest, fees or charges due and payable by any Borrower from time to time hereunder or any other Loan Document.
     Section 9.18 Relationship Among Borrowers.
     (a) JOINT AND SEVERAL LIABILITY. EACH BORROWER AGREES THAT IT IS LIABLE, JOINTLY AND SEVERALLY WITH EACH OTHER BORROWER, FOR THE PAYMENT OF ALL OBLIGATIONS OF THE BORROWERS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT THE BANKS AND THE AGENT CAN ENFORCE SUCH OBLIGATIONS AGAINST ANY OR ALL BORROWERS, IN THE BANKS’ AND THE AGENT’S SOLE AND UNLIMITED DISCRETION.
     (b) Waivers of Defenses. The obligations of the Borrowers hereunder shall not be released, in whole or in part, by any action or thing which might, but for this provision of this Agreement, be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of the Obligations (except for contingent indemnity and other contingent Obligations not yet due and payable) at a time after any obligation of the Banks hereunder to make the Term Loans and Revolving Loans and of the Agent to issue Letters of Credit shall have expired or been terminated and all outstanding Letters of Credit shall have expired or the liability of the Agent thereon shall have otherwise been discharged. The purpose and intent of this Agreement is that the Obligations constitute the direct and primary obligations of each Borrower and that the covenants, agreements and all obligations of each Borrower hereunder be absolute, unconditional and irrevocable. Each Borrower shall be and remain liable for any deficiency remaining after foreclosure of any mortgage, deed of trust or security agreement securing all or any part of the Obligations, whether or not the liability of any other Person for such deficiency is discharged pursuant to statute, judicial decision or otherwise.
     (c) Other Transactions. The Banks and the Agent are expressly authorized to exchange, surrender or release with or without consideration any or all collateral and security which may at any time be placed with it by the Borrowers or by any other Person on behalf of the Borrowers, or to forward or deliver any or all such collateral and security directly to the Borrowers for collection and remittance or for credit. No invalidity, irregularity or unenforceability of any security for the Obligations or other recourse with respect thereto shall affect, impair or be a defense to the Borrowers’ obligations under this Agreement. The liabilities of each Borrower hereunder shall not be affected or impaired by any failure, delay, neglect or omission on the part of any Bank or the Agent to realize upon any of the Obligations of any other Borrower to the Banks or the Agent, or upon any collateral or security for any or all of the Obligations, nor by the taking by any Bank or the Agent of (or the failure to take) any guaranty or guaranties to secure the

Obligations, nor by the taking by any Bank or the Agent of (or the failure to take or the failure to perfect its security interest in or other lien on) collateral or security of any kind. No act or omission of any Bank or the Agent, whether or not such action or failure to act varies or increases the risk of, or affects the rights or remedies of a Borrower, shall affect or impair the obligations of the Borrowers hereunder.
     (d) Actions Not Required. Each Borrower, to the extent permitted by applicable law, hereby waives any and all right to cause a marshaling of the assets of any other Borrower or any other action by any court or other governmental body with respect thereto or to cause any Bank or the Agent to proceed against any security for the Obligations or any other recourse which any Bank or the Agent may have with respect thereto and further waives any and all requirements that any Bank or the Agent institute any action or proceeding at law or in equity, or obtain any judgment, against any other Borrower or any other Person, or with respect to any collateral security for the Obligations, as a condition precedent to making demand on or bringing an action or obtaining and/or enforcing a judgment against, such Borrower under this Agreement.
     (e) No Subrogation. Notwithstanding any payment or payments made by any Borrower hereunder or any setoff or application of funds of any Borrower by any Bank or the Agent, such Borrower shall not be entitled to be subrogated to any of the rights of any Bank or the Agent against any other Borrower or any other guarantor or any collateral security or guaranty or right of offset held by any Bank or the Agent for the payment of the Obligations, nor shall such Borrower seek or be entitled to seek any contribution or reimbursement from any other Borrower or any other guarantor in respect of payments made by such Borrower hereunder, until all amounts owing to the Banks and the Agent by the Borrowers on account of the Obligations are irrevocably paid in full. If any amount shall be paid to a Borrower on account of such subrogation rights at any time when all of the Obligations shall not have been irrevocably paid in full, such amount shall be held by that Borrower in trust for the Banks and the Agent, segregated from other funds of that Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine.
     (f) Application of Payments. Any and all payments upon the Obligations made by the Borrowers or by any other Person, and/or the proceeds of any or all collateral or security for any of the Obligations, may be applied by the Banks on such items of the Obligations as the Banks may elect.
     (g) Recovery of Payment. If any payment received by the Banks or the Agent and applied to the Obligations is subsequently set aside, recovered, rescinded or required to be returned for any reason (including the bankruptcy, insolvency or reorganization of a Borrower or any other obligor), the Obligations to which such payment was applied shall, to the extent permitted by applicable law, be deemed to have continued in existence, notwithstanding such application, and each Borrower shall be jointly and severally liable for such Obligations as fully as if such application had never been made. References in this Agreement to amounts “irrevocably paid” or to “irrevocable payment” refer to payments that cannot be set aside, recovered, rescinded or required to be returned for any reason.
     (h) Borrowers’ Financial Condition. Each Borrower is familiar with the financial condition of the other Borrowers, and each Borrower has executed and delivered this Agreement based on that Borrower’s own judgment and not in reliance upon any statement or representation of the Banks or the Agent. The Banks and the Agent shall have no obligation to provide any Borrower with any advice whatsoever or to inform any Borrower at any time of any Bank’s actions, evaluations or conclusions on the financial condition or any other matter concerning the Borrowers.
     (i) Bankruptcy of the Borrowers. Each Borrower expressly agrees that, to the extent permitted by applicable law, the liabilities and obligations of that Borrower under this Agreement shall not in any way be impaired or otherwise affected by the institution by or against any other Borrower or any other Person of any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or any other similar proceedings for relief under any bankruptcy law or similar law for the relief of debtors and that any discharge of any of the Obligations pursuant to any such bankruptcy or similar law or other law shall not diminish, discharge or otherwise affect in any way the obligations of that Borrower under this Agreement, and that upon the institution of any of the above actions, such obligations shall be enforceable against that Borrower.
     (j) Limitation; Insolvency Laws. As used in this Section 9.18(j): (a) the term “Applicable Insolvency Laws” means the laws of the United States of America or of any State, province, nation or other governmental unit relating to bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including 11 U. S. C. §547, §548, §550 and other “avoidance” provisions of Title 11 of the United Stated Code) as applicable in any proceeding in which the validity and/or enforceability of this Agreement against any Borrower, or any Specified Lien is in issue; and (b) “Specified Lien” means any security interest, mortgage, lien or encumbrance granted by any Borrower securing the Obligations, in whole or in part. Notwithstanding any other provision of this Agreement, if, in any proceeding, a court of competent jurisdiction determines that with respect to any Borrower, this Agreement or any Specified Lien would, but for the operation of this Section, be subject to avoidance and/or recovery or be unenforceable by reason of Applicable Insolvency Laws, this Agreement and each such Specified Lien shall be valid and enforceable against such Borrower, only to the maximum extent that would not cause this Agreement or such Specified Lien to be subject to avoidance, recovery or unenforceability. To the extent that any payment to, or realization by, the Banks or the Agent on the Obligations exceeds the limitations of this Section and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Borrower. This Section is intended solely to reserve the rights of the Banks and the Agent hereunder against each Borrower, in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither the Borrowers, any guarantor of the Obligations nor any other Person shall have any right, claim or defense under this Section that would not otherwise be available under Applicable Insolvency Laws in such proceeding.
     Section 9.19 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Bank holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Bank in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Bank.
     Section 9.20 Effect of Existing Credit Agreement and Existing Security Documents.
     (a) Existing Credit Agreement. This Agreement amends and restates the Existing Credit Agreement in its entirety, provided that obligations of the Borrowers incurred under the Existing Credit Agreement, excluding the commitments of the Banks thereunder, which shall terminate as of the Closing Date, shall continue under this Agreement, and shall not in any circumstances be terminated, extinguished or discharged hereby or thereby but shall hereafter be governed by the terms of this Agreement.
     (b) Existing Security Documents. The Obligations hereunder are and continue to be secured by the security interest granted by the Borrowers in favor of the Agent and the Banks under the Existing Security Documents, and all terms, conditions, provisions, agreements, requirements, premises, obligations, duties, covenants and representations of the Borrowers under such documents are hereby ratified and affirmed in all respects.
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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

DOLAN MEDIA COMPANY, as a Borrower and as Borrowers’ Agent

By:	/s/ SCOTT J. POLLEI Scott Pollei
Executive Vice President and Chief
Financial Officer

DOLAN FINANCE COMPANY
DOLAN PUBLISHING COMPANY
DOLAN PUBLISHING FINANCE COMPANY
CLEO COMPANY
LONG ISLAND BUSINESS NEWS, INC.
DAILY JOURNAL OF COMMERCE, INC.
LAWYER’S WEEKLY, INC.
LEGAL LEDGER, INC.
THE JOURNAL RECORD PUBLISHING CO.
DAILY REPORTER PUBLISHING COMPANY
NEW ORLEANS PUBLISHING GROUP, INC.
NOPG, L.L.C.
WISCONSIN PUBLISHING COMPANY
LEGAL COM OF DELAWARE, INC.
MISSOURI LAWYERS MEDIA, INC.
THE DAILY RECORD COMPANY
IDAHO BUSINESS REVIEW, INC.
FINANCE AND COMMERCE, INC.
COUNSEL PRESS, LLC
ARIZONA NEWS SERVICE, LLC
DOLAN DLN, LLC
DOLAN APC LLC
AMERICAN PROCESSING COMPANY, LLC

By:	/s/ SCOTT J. POLLEI Scott Pollei
Vice President
Address for all Borrowers
for purposes of notice:
1200 Baker Building
706 Second Avenue South
Minneapolis, MN 55402
Fax: (612) 321-0563
Attention: Scott Pollei

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Bank

By:	/s/ MICHAEL J. STALOCH Michael J. Staloch, Senior Vice President
Address:
800 Nicollet Mall
Minneapolis, Minnesota 55402
Fax: (612) 303-2264
Attention: Michael J. Staloch (BC-MN-HO3P)

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ BRADLEY R. SPRANG
Name:	Bradley R. Sprang
Title:	First Vice President

Address:
3500 IDS Center
80 South Eighth Street
Minneapolis, MN 55402
Fax: (612) 752-9881
Attention: Peter Pricco

ASSOCIATED BANK NATIONAL ASSOCIATION

By:	/s/ NICHOLAS G. MYERS
Name:	Nicholas G. Myers
Title:	Vice President — Corporate Banking

Address:
200 North Adams Street
Green Bay, WI 54301
Fax: (612) 338-3950
Attention: Paul Way

BANK OF THE WEST

By:	/s/ ANDREW GASPARD
Name:	Andrew Gaspard
Title:	Vice President

Address:
250 Marquette Avenue, Suite 575
Minneapolis, MN 55401
Fax: (612) 339-6362
Attention: Andrew Gaspard

COOPERATIEVE CENTRALE RAIFFEISEN- BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH

By:	/s/ LAURIE BLAZEK
Name:	Laurie Blazek
Title:	Executive Director

By:	/s/ ANDREW SHERMAN
Name:	Andrew Sherman
Title:	Executive Director

Address:
123 North Wacker Drive
Suite 2100
Chicago, IL 60606
Fax: (312) 408-8250
Attention: Laurie Blazek

KEYBANK N.A.

By:	/s/ DAVID A. WILD
Name:	David A. Wild
Title:	Vice President

Address:
127 Public Square
Cleveland, OH 44114
Fax: (216) 689-4666
Attention: David Wild

COMERICA BANK

By:	/S/ KENT K. TAKACS
Name:	Kent K. Takacs
Title:	Vice President

Address:
500 Woodward – MC3244
Detroit, MI 48226
Fax: (313) 222-9011
Attention: Kent Takacs